Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RISTRETTO GROUP S.A.R.L.,

RISTRETTO ACQUISITION CORP.,

RISTRETTO HOLDINGS SCA, as Guarantor,

AND

WILLIAMS SCOTSMAN INTERNATIONAL, INC.

July 18, 2007

i

SECTION 9.10	ENTIRE AGREEMENT	62
SECTION 9.11	JURISDICTION	62
SECTION 9.12	AUTHORSHIP	63
SECTION 9.13	INTERPRETATION	63
SECTION 9.14	GUARANTEE BY THE GUARANTOR	63

EXHIBITS

A.	Certificate of Incorporation of the Surviving Corporation
B.	Bylaws of the Surviving Corporation

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of this 18th day of July, 2007 by and among Williams Scotsman International, Inc., a Delaware corporation (the “Company”), Ristretto Group S.a.r.l., a Luxembourg company  (“Parent”), Ristretto Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and Ristretto Holdings SCA, a Luxembourg company,  as guarantor solely for the purpose and to the extent set forth in Section 9.14 (the “Guarantor”).

RECITALS

A.            The parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”).

B.            The Board of Directors of the Company has unanimously (i) determined that the Merger and this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared the advisability of this Agreement and (iii) resolved to recommend that the Company stockholders adopt this Agreement.

C.            The Board of Directors of Merger Sub has unanimously approved and has declared it advisable for Merger Sub to enter into this Agreement.  The Board of Directors of Parent has approved, and Parent, as the sole stockholder of Merger Sub, will approve, this Agreement and has approved the Merger and the transactions contemplated hereby.

D.            Concurrently with the execution and delivery of this Agreement, certain stockholders of the Company have each entered into a voting agreement for the benefit of the Parent (the “Voting Agreements”) pursuant to which such holders have agreed, subject to the terms thereof, among other things, to vote, or cause their shares of Common Stock to be voted, to adopt this Agreement and approve any other matter which requires their vote in connection with the transactions contemplated by this Agreement.

E.             The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1             DEFINITIONS.  For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.5(f)(i).

“Adverse Recommendation Change” has the meaning set forth in Section 6.5(d).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person.  For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2006 (and the notes thereto) set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006.

“Balance Sheet Date” means December 31, 2006.

“Business Day” means any day other than the days on which banks in the City of New York or the City of London, England are required or authorized to close.

“Cashout Payment” has the meaning set forth in Section 2.4(b).

“Cashout Payment Date” means the earlier of (x) the first anniversary of the Effective Time, or (y) the date of the Option Holder’s termination of employment; provided that, if the Option Holder’s employment is terminated by the Company for “Cause” (as defined in the Company 2005 Plan) or the Option Holder terminates his or her employment without “Good Reason,” in either case prior to the first anniversary of the Effective Time, the Option Holder’s right to receive the Cashout Payment shall be automatically forfeited.

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Closing” has the meaning set forth in Section 2.1(d).

“Closing Date” has the meaning set forth in Section 2.1(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning set forth in Section 5.7(a).

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Acquisition Agreement” has the meaning set forth in Section 6.5(d).

“Company Acquisition Proposal” has the meaning set forth in Section 6.5(f)(ii).

“Company Award Plans” means the Williams Scotsman International, Inc. 1994 Employee Stock Option Plan, the Williams Scotsman International, Inc. 1997 Employee Stock Option Plan, the Williams Scotsman International, Inc. 2003 Employee Stock Option Plan, and the Company 2005 Plan.

“Company Employees” has the meaning set forth in Section 6.14(a).

“Company Financial Advisor” has the meaning set forth in Section 4.2(d).

“Company Intellectual Property” has the meaning set forth in Section 4.18.

“Company IP Agreements” means (a) licenses of Intellectual Property by the Company or any of its Subsidiaries to any third party, (b) licenses of Intellectual Property by any third party to the Company or any of its Subsidiaries, and (c) agreements between the Company or any Subsidiary of the Company and any third party relating to the development, distribution, exploitation or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to internet web sites.

“Company Options” means all outstanding options to acquire shares of Common Stock granted under the Company Award Plans.

“Company Proxy Statement” has the meaning set forth in Section 4.8.

“Company Restricted Shares” means all restricted shares of Common Stock issued, granted or transferred to participants under the Company’s 2005 Plan, subject to forfeiture and other restrictions as described in that plan.

“Company SEC Reports” has the meaning set forth in Section 4.7(a).

“Company Securities” has the meaning set forth in Section 4.5(b).

“Company Stockholder Meeting” has the meaning set forth in Section 6.2(a).

“Company 2005 Plan” means the Williams Scotsman International, Inc. 2005 Omnibus Award Plan.

“Confidentiality Agreement” means, collectively, the Confidentiality Agreement dated May 17, 2007 between the Company and TDR Capital LLP.

“Contracts” has the meaning set forth in Section 4.17(a).

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Costs” has the meaning set forth in Section 6.7.

“Current Company SEC Reports” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006, the Company’s Definitive Proxy for the 2007 Annual Meeting of Company stockholders and the Company’s quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 2007.

“Debt Commitment Letters” has the meaning set forth in Section 5.7(a).

“DGCL” means the Delaware General Corporation Law, as amended.

“Disbursing Agent” has the meaning set forth in Section 2.3(a).

“Disclosure Letter” has the meaning set forth in the preamble to Article IV.

“Dissenting Shares” has the meaning set forth in Section 2.2(d).

“DOL” means the United States Department of Labor.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Benefit Plan” has the meaning set forth in Section 3(3) of ERISA.

“Employee Plan” has the meaning set forth in Section 4.12(a).

“Employment Agreement” means a contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or officer pursuant to which the Company or any of its Subsidiaries has any liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Environmental Action” means any complaint, summons, citation, order, claim, litigation, judicial or administrative proceeding, judgment or other written notice from any Governmental Authority or any third party alleging violations of Environmental Laws by the Company or any of its Subsidiaries or releases, discharges, or leaks of Hazardous Materials in, on, or migrating to or from any real property owned, leased or controlled by the Company or any of its Subsidiaries.

“Environmental Laws” means any applicable foreign, federal, state, or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding and in effect at the Closing Date, relating to the environment, public and/or employee health and safety, or Hazardous Substances, including the Comprehensive Environmental Response Compensation and Liability Act, 42 USC §9601 et seq.; the Resource  Conservation and Recovery Act, 42 USC §6901 et seq.; the Federal Water Pollution Control Act, 33 USC §1251 et seq.; the Toxic Substances Control Act, 15 USC §2601 et seq.; the Clean Air Act, 42 USC §7401 et seq.; the Safe Drinking Water Act, 42 USC §3803 et seq.; the Oil Pollution Act of 1990, 33 USC §2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC §1101 et seq.; the Hazardous Material Transportation Act, 49 USC §1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq.; any state or local counterparts or equivalents, in each case, as amended from time to time on or prior to the Closing Date.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any Environmental Action, or Remedial Action required by any Governmental Authority or any third party.

“Equity Commitment Letter” has the meaning set forth in Section 5.7(a)

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is a member of a controlled group including the Company or that is under common control with the Company within the meaning of Section 414 of the Code or Section 4001a(14) or 4001(b)(1) of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESPP” means the Company 2005 Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Party” means any Person or group of related Persons from whom the Company has received, after the date hereof and prior to the Exclusivity Period Start Date, a written indication of interest that the Board of Directors of the Company believes in good faith is bona fide and could reasonably be expected to result in a Superior Proposal.

“Exclusivity Period Start Date” has the meaning set forth in Section 6.5(a).

“FCPA” means the Foreign Corrupt Practices Act of 1977 and applicable regulations, as amended.

“Financing” has the meaning set forth in Section 6.4(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, whether foreign or domestic and whether national, supranational, federal, tribal, provincial, state, regional, local or municipal.

“Guarantor” has the meaning set forth in the preamble to this Agreement.

“Hazardous Substances” means (a) substances that are defined or listed in, or otherwise classified pursuant to any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants,” “wastes”, or any other similar term intended to define, list, or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “EP toxicity” or adverse affect on human health or the environment, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, (d) asbestos in any form, (e) polychlorinated biphenyls, (f) mold, mycotoxins or microbial matter (naturally occurring or otherwise) and (g) infectious waste.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.7.

“Insurance Policies” has the meaning set forth in Section 4.20.

“Intellectual Property” has the meaning set forth in Section 4.18.

“IRS” means the United States Internal Revenue Service.

“Knowledge” of any Person that is not an individual means, with respect to any specific matter (a) in the case of Parent and Merger Sub, the actual knowledge, after reasonable inquiry, of their respective executive officers and Messrs. Jonathan Rosen and Blair Thompson, and (b) in the case of the Company and its Subsidiaries, the actual knowledge of those individuals listed on Section 1.1 of the Disclosure Letter.

“Law” means applicable domestic and foreign statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, decisions, injunctions, writs, decrees, licenses, stipulations, determinations, awards, other requirements, governmental guidelines or interpretations having the force of law, permits, rulings and bylaws, in each case, of a Governmental Authority.

“Leases” has the meaning set forth in Section 4.19(b).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Marketing Period” shall mean the first period of 20 consecutive Business Days after the date hereof throughout which (a) Parent shall have the Required Financial Information that the Company is required to provide to Parent pursuant to Section 6.4(d), and (b) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 and Section 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive Business Day period; provided that if the financial statements included in the Required Financial Information that is available to Parent on the first day of such 20 Business Day period would not be sufficiently current on any day during such 20 Business Day Period to permit (i) a registration statement using such financial statements to be declared effective by the SEC on the last day of such 20 Business Day period, or (ii) the Company’s independent accounting firm to issue a customary comfort letter to Parent (in accordance with its normal practices and procedures) on the last day of the 20 Business Day period, then a new 20 Business Day period shall commence upon Parent receiving updated Required Financial Information that would be sufficiently current to permit the actions described in clauses (i) and (ii) above on the last day of such 20 Business Day Period; provided further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, any applicable auditor shall have withdrawn its audit opinion with respect to any financial statements contained in the Company SEC Reports or indicated that such opinion could not be relied upon.

“Material Adverse Effect on the Company” means (a) any fact, change, circumstance, event, effect or occurrence that, individually or in the aggregate with all other facts, changes, circumstances, events, effects or occurrences, has had or would reasonably be expected to have a materially adverse effect on or with respect to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; or (b) that would prevent or materially delay or materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby, other than in the case of the foregoing clause (a); provided, however, that it shall not include any fact, change, circumstance, event, effect or occurrence (i) generally affecting the economy or financial markets in the United States or the United Kingdom, including as a result of changes in geopolitical conditions, (ii) resulting from the announcement of this Agreement and the transactions contemplated hereby, including any lawsuit relating thereto alleging breach of fiduciary duty or violation of other applicable Law relating to this Agreement or any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (iii) resulting from any actions expressly required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Merger, (iv) resulting from changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretations thereof, (v) resulting from any outbreak or escalation of hostilities or war or any act of terrorism, (vi) resulting from general changes or developments in the industries in which the Company and its Subsidiaries operate which does not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, or (vii) resulting from any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to any such failure that are not otherwise excluded from the definition of a “Material Adverse Effect on the Company” may be taken into account in determining whether there has been a Material Adverse Effect on the Company).

“Material Contracts” has the meaning set forth in Section 4.17(a).

“Material Employment Agreement” means an Employment Agreement pursuant to which the Company or any of its Subsidiaries has or would reasonably be expected to have any obligation to provide compensation and/or benefits (including without limitation severance pay or benefits or payments related to a change in control of the Company) in an amount or having a value in excess of $250,000 per year or $500,000 in the aggregate.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.2(c).

“Merger Shares” has the meaning set forth in Section 2.2(c).

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Merger Sub Common Shares” means the common stock of Merger Sub, par value $0.01 per share.

“New Plans” has the meaning set forth in Section 6.14(a).

“Old Plans” has the meaning set forth in Section 6.14(a).

“Option Holder” has the meaning set forth in Section 2.4(a).

“Other Antitrust Laws” means the following Laws enacted by Governmental Authorities relating to antitrust matters or regulating competition, other than the HSR Act:  Law 16/1989 on the Defense of Competition of July 17, 1989 of the Republic of Spain.

“Outside Date” means December 31, 2007.

“Owned Real Property” has the meaning set forth in Section 4.19(c).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Expenses” has the meaning set forth in Section 8.2.

“Permits” means any licenses, franchises, permits, certificates, consents, approvals or other similar authorizations of, from or by a Governmental Authority possessed by or granted to or necessary for the ownership of the material assets or conduct of the business of, the Company or its Subsidiaries.

“Permitted Alternative Agreement” has the meaning set forth in Section 8.1(e).

“Permitted Liens” means (i) liens for taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, materialmen’s or other liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; or (iii) any other liens, encumbrances, security interests, easements, rights-of-way, encroachments, restrictions, conditions and other encumbrances that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material adverse effect on the Company or any of its Subsidiaries.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, firm or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

“Pre-Exclusivity Termination Fee” has the meaning set forth in Section 8.2.

“Preferred Stock” has the meaning set forth in Section 4.5(a).

“Proceeding” has the meaning set forth in Section 6.7.

“Recommendation” has the meaning set forth in Section 6.2(b).

“Related Party Transaction” has the meaning set forth in Section 4.17(e).

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, or (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities.

“Representatives” means the officers, directors, employees, agents, advisors, investment bankers, Affiliates and other representatives of a Person.

“Required Contractual Consents” has the meaning set forth in Section 4.4.

“Required Financial Information” has the meaning set forth in Section 6.4(d).

“Required Governmental Approvals” has the meaning set forth in Section 4.3.

“Requisite Stockholder Vote” has the meaning set forth in Section 4.2(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Solvent” means, as to any Person at any date of determination, (i) its financial condition is such that its property, at fair valuation, is greater than all the sum of its debts, as such financial condition is determined in accordance with and for purposes of Section 101(32)(A) of the United States Bankruptcy Code (11 U.S.C. §101, et seq.), (ii) it is able to realize upon its assets and property and pay its debts and liabilities as they mature in the normal course of its business, (iii) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature, and (iv) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its assets and property would constitute unreasonably small capital. The amount of debts and liabilities at any time shall be computed as the aggregate amount thereof, in light of all the facts and circumstances existing at the time, that can reasonably be expected to become actual or matured.

“Subsidiary” of any Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect at least a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Superior Proposal” has the meaning set forth in Section 6.5(f)(iii).

“Surviving Corporation” has the meaning set forth in the Recitals.

“Tax” means (i) all federal, state, local, foreign and other taxes (including withholding taxes), fees and other governmental charges of any kind or nature whatsoever, together with any interest and any penalties, additions or additional amounts with respect thereto, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

“Termination Fee” has the meaning set forth in Section 8.2.

“Third Party” means any Person (which includes a “person” as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any of their respective Affiliates.

“Triggering Event” shall be deemed to have occurred if : (i) the Board of Directors of the Company shall have failed to recommend that the Company stockholders vote to adopt this Agreement or shall have made an Adverse Recommendation Change or publicly proposed an Adverse Recommendation Change; (ii) the Company shall have failed to include in the Proxy Statement the Recommendation; (iii) the Company shall have breached a material obligation under Section 6.2 (other than those specified under Section 6.2(c)) or Section 6.5, (iv)

the Company Board shall have approved or recommended to the Company’s stockholders any Company Acquisition Proposal; (v) the Company shall have executed any Company Acquisition Agreement; or (vi) a tender or exchange offer relating to the Company Securities shall have been commenced (other than by Parent or an Affiliate of Parent) and the Company shall not have sent to its security holders, within ten Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

“Unit” means a modular space unit, storage product or other personal property of the type either leased or sold by the Company or any of its Subsidiaries in the ordinary course of business.

“Voting Agreement” has the meaning set forth in the Recitals.

“WARN” has the meaning set forth in Section 4.13(b).

Section 1.2             TERMS GENERALLY.  The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” unless the context expressly provides otherwise.  All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to, this Agreement, unless the context requires otherwise.  Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Disclosure Letter.  Unless otherwise specified, the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Schedules and Exhibits) and not to any particular provision of this Agreement.

ARTICLE II
THE MERGER

Section 2.1             THE MERGER.

(a)           At the Effective Time, in accordance with the DGCL, and upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company, at which time the separate existence of Merger Sub shall cease and the Company shall survive the Merger as the Surviving Corporation and a wholly owned subsidiary of Parent.

(b)           As soon as reasonably practicable after the satisfaction or valid waiver of all conditions to the Merger, the Company and Merger Sub will file a certificate of merger (the “Certificate of Merger”) meeting the requirements of the DGCL with the Secretary of State of the State of Delaware.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the Company and Merger Sub may agree and specify in the Certificate of Merger (such time as the Merger becomes effective, the “Effective Time”).

(c)           The Merger shall have the effects set forth in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

(d)           The closing of the Merger (the “Closing”) shall take place (i) at the offices of Paul, Hastings, Janofsky & Walker LLP located at 75 East 55th Street, New York, New York, as soon as reasonably practicable (but in any event, no later than the second Business Day) after the day on which the last condition to the Merger set forth in Article VII is satisfied or validly waived (other than those conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or valid waiver of such conditions) or (ii) at such other place and time or on such other date as the Company and Merger Sub may agree in writing (the actual date of the Closing, the “Closing Date”); provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or valid waiver of such conditions), the Closing shall occur on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (a) a date during the Marketing Period to be specified by Parent on no less than three Business Days’ notice to the Company, (b) the final day of the Marketing Period, or (c) the Outside Date.

Section 2.2             CONVERSION OF SECURITIES.  At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any of the holders of Common Stock:

(a)           Each share of Common Stock held by the Company as treasury stock or that is owned, directly or indirectly, by Parent, Merger Sub or any Company Subsidiary immediately prior to the Effective Time, if any, shall be canceled and shall cease to exist, and no consideration shall be paid in exchange therefor.

(b)           Each Merger Sub Common Share issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(c)           Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be canceled pursuant to Section 2.2(a) and Dissenting Shares (as hereinafter defined)), automatically, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and converted into the right to receive $28.25 in cash, without interest (the “Merger Consideration”), payable to the holder thereof upon surrender of the stock certificate formerly representing such share of Common Stock in the manner provided in Section 2.3 less any withholding taxes deductible under Section 2.3(i).  Such shares of Common Stock, other than those canceled pursuant to Section 2.2(a), sometimes are referred to herein as the “Merger Shares.”

(d)           Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be canceled pursuant to Section 2.2(a)) and that are held by holders of such shares of Common Stock who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL.  If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares shall be converted or deemed to have been converted, as the case may be, into the right to receive the Merger Consideration in the manner provided in Section 2.2(c).  At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence.  The Company shall give Parent (i) prompt notice of any demands for appraisal, withdrawals (or attempted withdrawals) of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(e)           If between the date of this Agreement and the Effective Time the number of outstanding shares of Common Stock is changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, other than pursuant to the Merger, the amount of Merger Consideration payable per share of Common Stock shall be correspondingly adjusted.

(f)            All vested or unvested Company Restricted Shares outstanding immediately prior to the Effective Time shall, by virtue of this Agreement and, without further action of the Company, Parent, Merger Sub or the holder of such Company Restricted Shares, vest and become free of all restrictions immediately prior to the Effective Time and shall be canceled, retired and shall cease to exist and shall be converted into the right to receive the Merger Consideration.

(g)           The Company Options shall be treated as provided in Section 2.4.

Section 2.3             PAYMENT OF CASH FOR MERGER SHARES.

(a)           Prior to the Closing Date, Parent shall designate a bank or trust company, reasonably satisfactory to the Company, to serve as the disbursing agent for the Merger Consideration and payments in respect of the Company Options, unless another agent is designated as provided in Section 2.4(a) (the “Disbursing Agent”).  At or prior to the Closing, Parent will cause to be deposited with the Disbursing Agent cash in the aggregate amount sufficient to pay the Merger Consideration in respect of all Merger Shares outstanding immediately prior to the Effective Time plus any cash necessary to pay for Company Options pursuant to Section 2.4.  Pending distribution of the cash deposited with the Disbursing Agent, such cash shall be held in trust for the benefit of the holders of Merger Shares and such Company Options and shall not be used for any other purposes; provided, however, that Parent may direct the Disbursing Agent to invest such cash in obligations of or guaranteed by the United States of America, as long as (i) no such investments have maturities that could prevent or delay payments to be made pursuant to Section 2.3(b) and all such investments are backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, and (ii) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of the shares of the Common Stock and following any losses Parent shall promptly provide additional funds to the Disbursing Agent for the benefit of stockholders of the Company in the amount of any such losses.

(b)           As promptly as practicable after the Effective Time (but no later than five Business Days after the Effective Time), the Surviving Corporation shall send, or cause the Disbursing Agent to send, to each record holder of Merger Shares as of immediately prior to the Effective Time (other than shares of Common Stock to be canceled pursuant to Section 2.2(a)) a letter of transmittal and instructions for exchanging their Merger Shares for the Merger Consideration payable therefor.  The letter of transmittal will be in customary form and will specify that delivery of Merger Shares will be effected, and risk of loss and title will pass, only upon delivery of the stock certificates representing the Merger Shares to the Disbursing Agent.  Upon surrender of such stock certificate or certificates to the Disbursing Agent together with a properly completed and duly executed letter of transmittal and any other documentation that the Disbursing Agent may reasonably require, the record holder thereof shall be entitled to receive the Merger Consideration payable in exchange therefor, less any withholding Taxes deductible under Section 2.3(i).  Until so surrendered and exchanged, each such certificate shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration, and until such surrender and exchange, no cash shall be paid to the holder of such certificate in respect thereof.

(c)           If payment is to be made to a Person other than the registered holder of the Merger Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Disbursing Agent any applicable stock transfer taxes required as a result of such payment to a Person other than the registered holder of such Merger Shares or establish to the satisfaction of the Disbursing Agent that such stock transfer taxes have been paid or are not payable.

(d)           After the Effective Time, there shall be no further transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, certificates representing Merger Shares are presented to the Surviving Corporation, such shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e)           If any cash deposited with the Disbursing Agent remains unclaimed nine months after the Effective Time, such cash shall be returned to the Surviving Corporation upon demand, and any holder who has not surrendered Merger Share certificates for the Merger Consideration prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.  Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Disbursing Agent or any other Person shall be liable to any holder of Merger Shares for an amount paid to a public official pursuant to any applicable unclaimed property laws.  Any amounts remaining unclaimed by holders of Merger Shares as of a date immediately prior to such time that such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation on such date, free and clear of any claims or interest of any Person previously entitled thereto.

(f)            No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for shares of Common Stock.

(g)           From and after the Effective Time, any holder of shares of Common Stock (other than Dissenting Shares) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock, other than the right to receive the Merger Consideration as provided in this Agreement.

(h)           In the event that any Merger Share certificate has been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably satisfactory to the Surviving Corporation) of that fact by the Person claiming such Merger Share certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Merger Share certificate, the Disbursing Agent will issue and deliver in exchange for such lost, stolen or destroyed Merger Share certificate the proper amount of the Merger Consideration.

(i)            Parent, Surviving Corporation and the Disbursing Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder any amounts required to be deducted and withheld under any applicable Tax Law.  To the extent any amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder from whose Merger Consideration the amounts were so deducted and withheld.

Section 2.4             TREATMENT OF OPTIONS.

(a)           As of the Effective Time, each Company Option other than the Company Options described in
Section 2.4(b), to the extent outstanding and unexercised will be canceled and extinguished, and the holder thereof (each, an “Option Holder”) will be entitled to receive in consideration of the cancellation and as settlement of all rights of such Option Holder with respect to such Company Option, an amount in cash equal to the excess (if any) of (A) the product of (i) the number of shares of Common Stock subject to such Company Option and (ii) the Merger Consideration over (B) the aggregate exercise price of such Company Option, without interest and less any amounts required to be deducted and withheld under any applicable

Law.  All payments with respect to canceled Company Options shall be made by the Disbursing Agent (or such other agent reasonably acceptable to the Company as Parent shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of Parent to pay such amounts in accordance with Section 2.3(a) but in no event later than five Business Days after the Effective Time.

(b)           As of the Effective Time, each Company Option granted on July 5, 2007, to the extent outstanding and unexercised will be canceled and converted into the right to receive in consideration of the cancellation and settlement of all rights of the Option Holder with respect to such Company Option, a cash payment on the Cashout Payment Date in an amount equal to the excess (if any) of (A) the product of (i) the number of shares of Common Stock subject to such Company Option and (ii) the Merger Consideration over (B) the aggregate exercise price of such Company Option, without interest and less any amounts required to be deducted and withheld under any applicable Law (the “Cashout Payment”).

(c)           Prior to the Effective Time, the Company and Parent (or their respective boards of directors or applicable committees thereof) will adopt such resolutions and take such other action as may be reasonably required to effectuate the actions contemplated by this Section 2.4, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation.

(d)           Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts to be paid hereunder in respect of Company Options or Company Restricted Shares any amounts required to be deducted and withheld under any applicable Tax Law.  To the extent any amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the Option Holder or the holder of such Company Restricted Share from whose payments in respect of Company Options or Company Restricted Shares the amounts were so deducted and withheld.

Section 2.5             ESPP.  Prior to the Effective Time, the Company shall take all actions that may be necessary to shorten the offer period of the ESPP then in progress by setting a new exercise date under the ESPP which shall be the day before the date on which the Effective Time occurs.  Upon the occurrence of such new exercise date, each option to purchase shares of Common Stock granted under the ESPP will be automatically exercised upon such new exercise date, subject to the completion of the Merger, unless a participant of the ESPP withdraws from such offer period.  Upon the expiration of such offer period and the occurrence of the new exercise date, no further offering period or purchase period shall commence under the ESPP.  Immediately prior to and effective as of the Effective Time (and subject to the consummation of the Merger), the Company shall terminate the ESPP.  Each share of Common Stock purchased under the ESPP shall be automatically converted into the right to receive the per share Merger Consideration on the same basis as all other shares of Common Stock, except that each such share shall be automatically converted into the right to receive the per share Merger Consideration without the issuance of a certificate representing such share.

ARTICLE III
THE SURVIVING CORPORATION

Section 3.1             CERTIFICATE OF INCORPORATION.  The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended in the Merger to read as set forth on Exhibit A hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and as provided by applicable Law.

Section 3.2             BYLAWS.  Immediately after the Effective Time, Parent shall cause the bylaws of the Surviving Corporation to read in their entirety as set forth on Exhibit B.

Section 3.3             DIRECTORS AND OFFICERS.  Immediately after the Effective Time, Parent shall take the necessary action to cause (i) the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time to be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the corresponding sections or subsections of the Disclosure Letter delivered to Parent and Merger Sub by the Company concurrently with entering into this Agreement (the “Disclosure Letter”), it being agreed that disclosure by the Company of any item in any section of the Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face or (ii) as may be disclosed in reasonable detail in any Company SEC Report filed on or after January 1, 2007 and prior to the date hereof, the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.1             CORPORATE EXISTENCE AND POWER.

(a)           Each of the Company and each of its Subsidiaries is a corporation, partnership, or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, except in the case of any immaterial Subsidiary where any such failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.  Each of the Company and its Subsidiaries has the requisite power and authority and all necessary governmental approvals required to own, lease and operate its respective properties and to carry on its business as now conducted, except where any such failure to have such power and authority or government approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  The Company has the requisite corporate power and authority to execute and deliver this Agreement, and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder.

(b)           Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c)           The Company has made available to Parent and Merger Sub true and complete copies of the currently effective certificate of incorporation and bylaws or similar organizational and governing documents of the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries is in violation of its organizational or governing documents.

Section 4.2             CORPORATE AUTHORIZATION; OPINIONS OF FINANCIAL ADVISORS.

(a)           The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, other than obtaining the Requisite Stockholder Vote described below and the filing of the Certificate of Merger along with any document in connection therewith in accordance with the DGCL, no other corporate proceeding on the part of the Company is necessary for the consummation by the Company of the Merger or the other transactions contemplated hereby.  Subject to the accuracy of the representation set forth in Section 5.13, the vote required to adopt this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Common Stock (the “Requisite Stockholder Vote”).

(b)           This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as rights to indemnity hereunder may be limited by federal or state securities laws or the public policies embodied therein, (ii) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally, and (iii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)           On or prior to the date hereof, the Board of Directors of the Company has unanimously adopted resolutions (i) approving this Agreement and declaring the Merger and the other transactions contemplated by this Agreement advisable and (ii) resolving to recommend that the Company stockholders adopt this Agreement.  As of the date hereof, all such resolutions are in full force and effect and none have been amended or superseded.

(d)           Each of CIBC World Markets Corp. and Banc of America Securities LLC (each, a “Company Financial Advisor”) has delivered to the Board of Directors of the Company a separate opinion to the effect that, as of the date of such opinion, the Merger Consideration to be received by holders of shares of Common Stock is fair, from a financial point of view, to such holders.  As of the date of this Agreement, neither opinion has been withdrawn, revoked or modified.

Section 4.3             GOVERNMENTAL AUTHORIZATION.  The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company will require no action by, or by the Company or any of its Subsidiaries in respect of, or filing or notification by the Company or any of its Subsidiaries with, or receiving any consent, approval or any type of authorization (including any licenses and permits) from any Governmental Authority other than (i) the filing of the Certificate of Merger; (ii) compliance with any applicable requirements of the HSR Act or any other applicable Other Antitrust Laws or any other Laws specified in Section 4.3 of the Disclosure Letter (the “Required Governmental Approvals”); (iii) compliance with any applicable requirements of the Exchange Act; (iv) compliance with any applicable requirements of the Securities Act; (v) compliance with any applicable foreign or state securities or Blue Sky laws; (vi) compliance with any applicable stock exchange rules; and (vii) such other items or filings, which if not taken or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.4             NON-CONTRAVENTION.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries; (ii) assuming compliance with the matters referenced in Section 4.3 and the receipt of the Requisite Stockholder Vote, contravene, conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) or require a consent under, result in the loss of a material benefit under or give to any other Person any right of termination, amendment, acceleration, payment or cancellation of, under any contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound or affected, except those consents set forth in Section 4.4 of the Disclosure Letter (the “Required Contractual Consents”); or (iv) result in the creation or imposition of any Lien or other encumbrance on any assets that are material to the Company or its Subsidiaries (other than any such Lien as may be created or imposed in connection with the Financing or as otherwise may arise from any actions taken by Parent or Merger Sub), except in the case of (ii) - (iv) above, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s or any of its Subsidiary’s certificate of organization, bylaws or similar documents (other than Section 203 of the DGCL) is applicable to the Company, its Subsidiaries, the Common Stock, the Merger or the other transactions contemplated by this Agreement.

Section 4.5             CAPITALIZATION.

(a)           The authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock and (ii) 20,000,000 shares of preferred stock (the “Preferred Stock”).  As of the close of business on July 17, 2007, (A) 56,266,597 shares of Common Stock were issued and outstanding, (B) 12,597,848 shares of Common Stock were held in treasury, (C) no shares of Preferred Stock were issued and outstanding, (D) 2,897,206 shares of Common Stock were subject to Company Options (and 621,750 of these 2,897,206 shares of Common Stock correspond to Company Options granted on July 5, 2007), (E) 968,208 shares of Common Stock are reserved for issuance pursuant to the ESPP, and (F) 14,668 shares of Common Stock are Company Restricted Shares.  All issued and outstanding shares of capital stock of the Company have been, and all shares of capital stock subject to issuance pursuant to the Company Award Plans when issued will be, duly authorized and validly issued and are or will be fully paid and non-assessable and are not and will not be subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Organization or By-Laws, applicable Law or any agreement to which the Company is a party or is otherwise bound.  Section 4.5(a) of the Disclosure Letter sets forth a complete and accurate list of all outstanding Company Options and other stock-related awards, including grants of Company Restricted Shares and Company Options issued pursuant to the ESPP, which list sets forth the name of the holders thereof and, to the extent applicable thereto, the exercise price or purchase price thereof, the governing Company Award Plan with respect thereto and the expiration date thereof.  There are no options outstanding to purchase shares of Preferred Stock.

(b)           Except as set forth in Section 4.5(a), there are no issued and outstanding, and there have not been reserved for issuance, any (i) shares of capital stock or other voting securities of the Company or any Subsidiary of the Company; (ii) securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries; (iii) Company Options or other rights, options, warrants, calls, subscriptions, arrangements or undertakings of any kind, to acquire from the Company or its  Subsidiaries, or obligations of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities, securities convertible into or exchangeable for shares of capital stock or voting securities, or any type of equity equivalent whatsoever of the Company or such Subsidiary, as the case may be; or (iv) equity equivalent interests in the ownership or earnings of the Company or its Subsidiaries or other similar rights (the items in clauses (i) through (iv) collectively, “Company Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem, exchange or otherwise acquire any Company Securities.  There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any of its Subsidiaries or preemptive rights with respect thereto, except for the Voting Agreement.  Except as contemplated by this Agreement and except to the extent arising pursuant to applicable state takeover or similar laws, there is no rights agreement, shareholder rights plan, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(c)           Other than the issuance of shares of Common Stock upon exercise of Company Options or rights under the ESPP, since the Balance Sheet Date, the Company has not declared or paid any dividend or distribution in respect of any Common Stock, and neither the Company nor any of its Subsidiaries has issued, sold, repurchased, redeemed or otherwise acquired any Common Stock, and their respective Boards of Directors have not authorized any of the foregoing.

(d)           Except as set forth in Section 4.5(d) of the Disclosure Letter, no holder of Company Securities has any right to have such securities or the offering or sale thereof registered under or pursuant to any securities Laws by the Company or any of its Subsidiaries.

(e)           The Company’s past and current stock option grant practices (i) complied with all applicable Company stock and option plans, stock exchange rules and applicable Laws, (ii) have been fairly presented in accordance with GAAP in the Company’s financial statements, (iii) have resulted in the grant of Company Options with an exercise price per share of Common Stock not less than fair market value of a share of Common Stock on the effective date of grant, and (iv) are not and have not been the subject of any internal investigation involving material non-compliance or misconduct, in each case, in all material respects.

Section 4.6             COMPANY SUBSIDIARIES.

(a)           Section 4.6(a) of the Disclosure Letter sets forth all Subsidiaries of the Company, as well as the respective jurisdictions of organization and all jurisdictions in which the Company and such Subsidiaries are qualified to do business.  Each of the Company Subsidiaries is wholly owned (directly or indirectly) by the Company and, except for such Company Subsidiaries, the Company does not directly or indirectly own any equity interest in any other Person.

(b)           All equity interests of the Subsidiaries of the Company which are held by the Company or any other Subsidiary of the Company have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights.  Except as set forth in Section 4.6(b) of the Disclosure Letter, all such equity interests held by the Company or another Subsidiary are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests).

Section 4.7             REPORTS AND FINANCIAL STATEMENTS.

(a)           The Company has timely filed with or, if applicable, otherwise furnished to the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since September 1, 2005 (such documents, as supplemented or amended since the time of filing, the “Company SEC Reports”).  Except for Williams Scotsman Inc., Space Master International, Inc., Evergreen Mobile Company, Truck & Trailer Sales, Inc., Willscot Equipment LLC and Williams Scotsman of Canada, Inc., no Subsidiary of the Company is or at any time since January 1, 2002 has been required to file with or furnish to the SEC any such forms, reports, schedules or other documents.  As of their respective dates, the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and (ii) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC

Reports has been amended or superseded by a later Company SEC Report filed prior to the date of this Agreement.

(b)           The audited consolidated financial statements and unaudited consolidated interim financial statements included or incorporated by reference in the Company SEC Reports (including the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006 and the Company’s quarterly reports on Form 10-Q for the quarterly period ended March 31, 2007), along with any related notes and schedules, comply, in all material respects, with applicable accounting requirements and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof, and the results of their operations and their cash flows for the periods set forth therein, and in each case were prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and subject, where appropriate, to normal year-end adjustments).

(c)           There are no liabilities or obligations of the Company or any Subsidiary (whether accrued, contingent, absolute, determined, determinable or otherwise) which, individually or in the aggregate, would be material to the Company other than (i) liabilities or obligations disclosed or provided for in the Balance Sheet or disclosed in the notes thereto; (ii) liabilities or obligations incurred after the Balance Sheet Date in the ordinary course of business, none of which, individually or in the aggregate, is material to the Company and its Subsidiaries; (iii) liabilities under this Agreement or incurred in connection with the transactions contemplated hereby; (iv) liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement; (v) liabilities disclosed on Section 4.7 of the Disclosure Letter; and (vi) other liabilities that, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.

(d)           The Company has heretofore made available or promptly will make available to Parent and Merger Sub a complete and correct copy of any amendments or modifications to any Company SEC Reports filed prior to the date hereof which are required to be filed with the SEC but have not yet been filed with the SEC, and any Company SEC Reports required to be filed by the Company on or after the date hereof and prior to the Effective Time.

Section 4.8             DISCLOSURE DOCUMENTS.  The proxy statement (together with any amendments thereof or supplements thereto) (the “Company Proxy Statement”) relating to the Merger and the other transactions contemplated hereby, to be filed by the Company with the SEC in connection with seeking the adoption and approval of this Agreement by the Company stockholders will not, (a) at the date it is first mailed to stockholders of the Company (in the case of the Proxy Statement), or (b) at the time of the Company Stockholder Meeting (other than in each case as to information supplied by Parent and Merger Sub in writing specifically for inclusion therein), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Company will cause the Company Proxy Statement and all related SEC filings to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing.  No representation is made by the Company with respect to statements made in the

Company Proxy Statement based on information supplied in writing, or required to be supplied, by Parent and Merger Sub or their Affiliates specifically for inclusion therein.

Section 4.9             ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since the Balance Sheet Date, except as otherwise required or contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 4.9 of the Disclosure Letter, (a) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice, (b) no event has occurred and no action has been taken that would be prohibited by the terms of Sections 6.1(a), (b), (h), (l) or (m) hereof if such Sections had been in effect as of and at all times since the Balance Sheet Date and (c)  there has not been any fact, circumstance, event, change, effect or occurrence that has, had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.10           LITIGATION.  There is no material action, suit, claim, investigation, audit, hearing, arbitration or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or their respective assets or properties before any arbitrator, arbitration provider or Governmental Authority that would reasonably be expected to have a Material Adverse Effect on the Company.  Neither the Company, nor any Subsidiary of the Company has been permanently or temporarily enjoined by any Law from engaging in or continuing any conduct or practice in connection with the business or assets of the Company or any such Subsidiary of the Company.  To the Knowledge of the Company, none of the Company, nor any Subsidiary of the Company, nor any officer or director of the Company or any such Subsidiary is, as of the date of this Agreement, under investigation by any Governmental Authority related to the conduct of the Company’s or any such Subsidiary’s business, the results of which investigation would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.11           TAXES.

Except as disclosed in Section 4.11 of the Disclosure Letter:

(a)           All material Tax Returns required to be filed prior to the date hereof under any applicable Law by or with respect to each of the Company and its Subsidiaries (or any consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member) have been timely filed and all such Tax Returns were correct and complete in all material respects, except for Tax Returns as to which the failure to so file or be correct and complete in all material respects would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  Each of the Company and its Subsidiaries has paid (or there has been paid on their behalf) all Taxes shown as due on such returns and all other material Taxes whether or not shown as due on such returns that are due and payable, except for Taxes as to which the failure to pay or adequately provide for would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b)           Each of the Company and its Subsidiaries has made (or there has been made on their behalf) all material required estimated Tax payments.  All material Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect in connection with any amounts paid or owing to any employee, independent contractor, stockholder, nonresident, creditor or other third party (including amounts paid or owing by, to or among the Company and any of its Subsidiaries) have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority and have complied with all material information reporting and record keeping requirements related to withholding and back-up withholding on payments to third parties, except for such failures to comply which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c)           No power of attorney that is currently in force has been granted to any Person with respect to any material Tax matter that could affect the Company or any of its Subsidiaries.

(d)           Neither the Company nor any of its Subsidiaries are subject to any private letter ruling of the IRS, closing agreement pursuant to Section 7121 of the Code or comparable rulings of any taxing authorities, and no request for such rulings is currently pending.

(e)           There are no proposed material reassessments of any property owned by the Company or its Subsidiaries or other proposals or communications (whether formal or informal) of which the Company or its Subsidiaries have knowledge that could materially increase the amount of Taxes to which the Company or any of its Subsidiaries would be subject.

(f)            No material claim or legal proceeding is pending or has been threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax.  There are no material unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company or any of its Subsidiaries with respect to any Tax other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company or any of its Subsidiaries and with respect to which adequate reserves for payment have been established (a reasonably detailed description of each such liability is provided in Section 4.11 of the Disclosure Letter).  There are no material liens for Taxes upon any of the assets of the Company or any of its Subsidiaries except liens for current Taxes not yet due and payable.

(g)           The Company has delivered or made available to Parent correct and complete copies of the federal, state, local and foreign Tax Returns of the Company and its Subsidiaries (including all of the relevant portions of all consolidated, combined, unitary or similar Tax Returns filed on its behalf) listed on Section 4.11 of the Disclosure Letter.  With respect to all material Tax related matters, the Company has delivered all examination reports, audit reports, written notices indicating an intent to audit, and similar documents, and statements or notices of deficiencies, for all periods that are open under the statute of limitations.  Section 4.11 of the Disclosure Letter lists all tax returns that are currently subject to a material audit.  All written information provided by the Company in connection with the due diligence of the Company and its Subsidiaries was correct and complete in all material respects.

(h)           Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i)            Neither the Company nor, to the Knowledge of the Company, any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(j)            Neither the Company nor any of its Subsidiaries has any material Liability for the Taxes of any Person other than the Company and its Subsidiaries (i) under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.

(k)           Neither the Company nor any of its Subsidiaries has entered into any material transaction that constitutes (i) a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b) or (ii) a “confidential tax shelter” within the meaning of Treasury Regulation § 301.6111-2(a)(2).

(l)            To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group with the Company or any of its Subsidiaries as the common parent).

Section 4.12           ERISA.

(a)           Section 4.12(a) of the Disclosure Letter sets forth a list identifying as of the date hereof (i) all Employee Benefit Plans and all material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, severance and other similar fringe or employee benefit plans or programs maintained or contributed to by the Company or any of its Subsidiaries for the benefit of or relating to any employee or former employee of the Company or its Subsidiaries (each such plan or program, an “Employee Plan”) and (ii) each Material Employment Agreement.  The most recent copies of each material Employee Plan and Material Employment Agreement (and, if applicable, related trust agreements) and all amendments thereto have been made available to Parent and Merger Sub together with, to the extent applicable, (A) the three most recent annual reports (Form 5500 including applicable schedules and financial reports) or ERISA alternative compliance statements prepared in connection with any such Employee Plan; (B) the most recent actuarial valuation report prepared in connection with any such Employee Plan; (C) the most recent summary plan description and any summaries of material modifications for each such Employee Plan; (D) all material written Contracts relating to each Employee Plan, including administrative service agreements and group insurance contracts; and (E) the most recent favorable IRS determination letter for each Employee Plan that is intended to be qualified pursuant to Section 401(a) of the Code.

(b)           Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, has sponsored, maintained, contributed to or been required to contribute to within the last five years, or has any liability (contingent or otherwise) with respect to a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code.  Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, has in the last five years sponsored, maintained, contributed to, or incurred an obligation to contribute to, or has any liability (contingent or otherwise) with respect to any multiemployer plan (as defined in Section 3(37) of ERISA) or any plan sponsored by more than one employer within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code.  There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a material liability of the Company or any of its Subsidiaries taken as a whole following the Closing.

(c)           Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that such Employee Plan is so qualified, and, to the Knowledge of the Company, nothing has occurred that could be reasonably expected to adversely affect the tax-qualified status of any Plan.  Each Employee Plan has been maintained, funded and administered in material compliance with its terms and with the requirements prescribed by any and all Laws, including ERISA and the Code, which are applicable to such Employee Plan except where such compliance could not reasonably be expected to be a material liability of the Company and its Subsidiaries taken as a whole.  No prohibited transaction (as defined in Section 406 or 407 of ERISA and Section 4975 of the Code) has occurred in respect of any Employee Plan and to the Knowledge of the Company no fiduciary (within the meaning of Section 3(21) of ERISA) of any Employee Plan subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that could subject the Company or any of its Subsidiaries to material liability taken as a whole.  Except as set forth on Section 4.12(c) of the Disclosure Letter, no audits, inquiries or proceedings have occurred within the last three (3) years, are pending or, to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Authority with respect to any Employee Plan that could reasonably be expected to subject the Company and its Subsidiaries to material liability taken as a whole.  There are no pending or, to the Company’s Knowledge, any threatened claims or proceedings by or on behalf of any Employee Plan or by any employee or beneficiary covered under any such Plan and involving any such Plan (other than routine claims for benefits).  Neither the Company nor any ERISA Affiliate has ever incurred any penalty or tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(d)           Except as set forth on Section 4.12(d) of the Disclosure Letter or as otherwise expressly provided in Section 2.4:  (i) neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract, plan or arrangement that obligates it to make any payments of compensation (A) that would be reasonably expected to be “excess parachute payments” under Section 280G of the Code  and the regulations and guidance promulgated thereunder (as in effect on the date hereof) or (B) will not be fully deductible as a result of Section 162(m) of the Code and the regulations and guidance promulgated thereunder (as in effect on the date hereof); and (ii) neither the Company nor any of its Subsidiaries are a party to any Contract, nor do any of them have any liability (current or contingent), to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code; and (iii) the Company’s entering into this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event, including without limitation termination of employment) will not result in any payment (including severance, parachute payment within the meaning of Code Section 280G, bonus or otherwise), accrual of additional benefits, cancellation of indebtedness, acceleration of payments or vesting in any benefit under any Employee Plan or Material Employment Agreement.

(e)           Full payment has been made, or otherwise properly accrued on the books and records of the Company and its Subsidiaries, of all amounts that the Company and any Subsidiary are required under the terms of the Employee Plans to have paid as payments, premiums, contributions and reimbursements in all material respects on or prior to the date hereof (excluding any amounts not yet due).

(f)            No Employee Plan that is a welfare benefit plan (within the meaning of Section 3(1) of ERISA) provides benefits to former employees of the Company, other than pursuant to Section 4980B of the Code or any similar state or local law or benefits the cost of which is borne completely by such employee.

(g)           To the extent that any Employee Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, such Employee Plan has been operated in reasonable, good faith compliance with Section 409A of the Code.  No Company Option outstanding as of the date hereof provides for a deferral of compensation subject to Section 409A of the Code.

(h)           Neither the Company nor its ERISA Affiliates has maintained or contributed to or currently maintains or contributes to any Employee Plan (other than any mandatory statutory arrangement) subject to laws other than those of the United States.  Except as set forth on Section 4.12(h) of the Disclosure Letter, with respect to any such mandatory statutory arrangement, the Company and its Subsidiaries have no material unfunded liabilities.

Section 4.13           LABOR MATTERS.

(a)           As of the date of this Agreement, neither the Company nor any Subsidiary is a party to any collective bargaining agreement with any labor organization or other representative of any employees of the Company, nor as of the date of this Agreement is any such agreement being negotiated by the Company or, to the Knowledge of the Company, are any activities or proceedings underway by any labor union to organize any employees of the Company or any Subsidiary or to compel the Company or any Subsidiary to bargain with any labor union or labor organization.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Knowledge of the Company, threatened in writing against or involving the Company or any of its Subsidiaries.

(b)           The Company and each of its Subsidiaries are in compliance with all applicable local, state, federal and foreign Laws relating to labor and employment, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages, immigration, workers compensation, working conditions and occupational safety and health, family medical leave and employee terminations, except for any such non-compliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.14           COMPLIANCE WITH LAWS.

(a)           The Company and each of its Subsidiaries is, and at all times since January 1, 2004 has been, in compliance in all material respects with all Laws applicable to the Company, its Subsidiaries and their respective businesses and activities or by which their properties or assets are bound, including, without limitation, any and all laws that may be applicable to federal contractors, transportation regulations and health and safety laws, except where such non-compliance would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)           Neither the Company nor any of its Subsidiaries has knowingly or willfully offered, paid, solicited or received, or caused or authorized its agents or employees to offer, pay, solicit or receive, any remuneration (including any kickback, bribe or rebate) in violation of the federal Anti-Kickback Statute, the FCPA or any similar state law, (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries.

(c)           The Company and each Subsidiary has and maintains in full force and effect, and is in compliance with, all material Permits necessary for the Company and each Subsidiary of the Company to carry on their respective businesses substantially as currently conducted and there has occurred no violation of, suspension, reconsideration, imposition of penalties or fines, default or event giving rise to termination under any Permits except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.15           FINDERS’ FEES.  Except for the Company Financial Advisors, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries or Affiliates and that might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement (other than based on arrangements made by Parent or Merger Sub or any of their respective Affiliates).

Section 4.16           ENVIRONMENTAL MATTERS.  Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company and except as set forth in the environmental assessments previously made available to Parent:

(a)           the Company and its Subsidiaries are and have at all times been in compliance with all Environmental Laws;

(b)           no real property owned, leased or controlled by the Company or previously owned, leased or controlled by the Company has required Remedial Action during the time that the Company owned, leased, or controlled the real property;

(c)           neither the Company nor its Subsidiaries has received any notice, demand, request for information, citation, summons, complaint, or order with respect to any alleged  violation of any Environmental Law or allegation of Environmental Liability;

(d)           neither the Company nor its Subsidiaries is currently a party to any consent decree or settlement with respect to real property owned, leased or controlled by the Company;

(e)           neither the Company nor its Subsidiaries has received any notice from any Governmental Authority indicating that any real property owned, leased or controlled by any Company or any real property adjacent thereto has been or may be placed on any federal state or local list as a result of the presence of Hazardous Substances or violations of Environmental Law;

(f)            to the Knowledge of the Company, no Hazardous Substances have spilled, discharged, released, emitted, injected, or leaked from, in, on or migrated to or from any real property owned, leased, or controlled by the Company in a manner or condition which requires Remedial Action by the Company;

(g)           no real property currently owned, leased, or controlled by the Company or any of its Subsidiaries is subject to any environmental lien;

(h)           no underground tanks or Hazardous Substances are or have been located on real property that is owned or operated by the Company or any of its Subsidiaries nor has the Company or any of its Subsidiaries ever operated an underground tank or used, handled or stored Hazardous Substances except for products and materials for generally accepted cleaning agents in typical quantities;

(i)            the Company has provided Parent and Merger Sub with copies of all reports, audits, studies or analyses in the possession, custody or control of the Company or any of its Subsidiaries relating to Hazardous Substances and other environmental conditions at or in connection with any real property currently or previously owned, leased or controlled by the Company or any Environmental Action affecting the Company;

(j)            neither the Company nor any of its Subsidiaries has agreed to assume, undertake or provide indemnification for any liability of any other Person under any Environmental Law, including any obligation for corrective or Remedial Action; and

(k)           this Section 4.16 contains the sole and exclusive representations and warranties of the Company with respect to any environmental matters or public and/or employee health and safety, including any arising under any Environmental Laws.

Section 4.17           CONTRACTS.

(a)           Section 4.17 of the Disclosure Letter contains a complete and accurate list, as of the date hereof, of all Material Contracts.  For purposes of this Agreement, “Contracts” shall mean contracts, undertakings, commitments or agreements, whether written or oral, to which the Company or any of its Subsidiaries is a party or to which any of their properties or assets are bound, and “Material Contracts” shall mean (i) all Contracts that are material Contracts within the meaning of Item 601 of Regulation S-K promulgated under the Securities Act and (ii) any of the following Contracts;

(i)            in connection with which or pursuant to which the Company and its Subsidiaries is reasonably likely to spend or receive, in the aggregate, more than $10,000,000 during the current fiscal year or during the next fiscal year other than Contracts providing for the sale, purchase or lease of Units in the ordinary course of business;

(ii)           that contains covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation) to compete in any business or with any person or in any geographic area, or to sell, supply or distribute any service or product;

(iii)          that is an employment or consulting agreement with any executive officer or other employee of the Company or member of the Company Board earning an annual base salary in excess of $250,000, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without material liability or financial obligation to the Company or any of its Subsidiaries;

(iv)          with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(v)           any Company IP Agreement that is material to the Company and its Subsidiaries taken as a whole;

(vi)          involving any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, currencies, interest rates foreign currency and indices, in each case, that could reasonably be expected to involve amounts in excess of $10,000,000;

(vii)         relating to indebtedness for borrowed money, promissory notes, letters of credit or bankers acceptances or the deferred purchase price of property or any guarantee, assumption, endorsement or other liability in respect of any of the foregoing (“Indebtedness”) and having an outstanding principal amount in excess of $10,000,000;

(viii)        entered into after December 31, 2005 or not yet consummated, involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such contract in excess of $5,000,000 (other than acquisitions or dispositions of assets in the ordinary course of business consistent with past practice);

(ix)           with respect to any acquisition pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $3,000,000;

(x)            obligating the Company or any of its Subsidiaries to provide indemnification or a guarantee that is material to the Company or its Subsidiaries taken as a whole;

(xi)           obligating the Company to make any capital commitment or expenditure (including pursuant to any development project or joint venture) in excess of $10,000,000, other than Contracts providing for the sale, purchase or lease of Units in the ordinary course of business;

(xii)          providing for any standstill arrangements that are material to the Company or any Subsidiary; or

(xiii)         with any U.S. local, state or federal Governmental Entity, including any and all GSA Schedules, providing for payments that are reasonably likely to exceed $15,000,000 during the current fiscal year or during the next fiscal year.

(b)           All of the Material Contracts are in full force and effect, except to the extent any of them has previously expired in accordance with its terms (other than as a result of default or early termination) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c)           True and complete copies of all written Material Contracts have been either (i) filed as exhibits to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006 or (ii) delivered or made available to Parent and Merger Sub.  Each such Material Contract is a valid and binding obligation of the Company (or its Subsidiaries party thereto), is in full force and effect, and enforceable against the Company and its Subsidiaries and, to the Company’s Knowledge, the other parties thereto in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar laws affecting creditors’ rights generally and by general principles of equity, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(d)           As of the date hereof, neither the Company nor any of its Subsidiaries is, nor to the Knowledge of the Company is any other party, in material breach, default or violation (and no event has occurred or not occurred through the Company’s action or inaction or, to the Knowledge of the Company, through the action or inaction of any third parties, which with notice or the lapse of time or both would reasonably be expected to constitute a material breach, default or violation) of any term, condition or provision of any Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(e)           Except as set forth in Section 4.17(e) of the Disclosure Letter or for employment contracts entered into in the ordinary course and filed as an exhibit to, or disclosed in, a Company SEC Report and payment in respect thereof, and the Voting Agreement, to the Knowledge of the Company no current or former director, officer, partner, employee, Affiliate of the Company or any of its Subsidiaries or any Person who beneficially owns 5% or more of the Common Stock (or any of such Person’s immediate family members or Affiliates) is a party to any understanding, agreement, contract or commitment with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing since September 1, 2005 (each a “Related Party Transaction”) that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K since September 1, 2005.

Section 4.18           INTELLECTUAL PROPERTY.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries own free and clear of Liens, other than Permitted Liens, or have the right to use all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets and all other intellectual property rights of any kind or nature (“Intellectual Property”) as are reasonably necessary for their businesses as currently conducted (“Company Intellectual Property”);

(b)           Section 4.18 of the Disclosure Letter sets forth a true and complete list of (i) all material patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications, and Internet domain names owned by the Company and/or its Subsidiaries, and (ii) Company IP Agreements material to the Company and its Subsidiaries taken as a whole;

(c)           To the Knowledge of the Company, (i) use of the Company Intellectual Property and the conduct of the business of the Company and its Subsidiaries do not infringe the Intellectual Property of any third party and (ii) the Company Intellectual Property is not being infringed by any third party except for such infringements that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and

(d)           the Company and its Subsidiaries are not a party to any claim, suit or other action, and to the Knowledge of the Company, no claim, suit or other action is threatened against any of them, that (i) challenges the validity, enforceability or ownership of, or the right to use, sell or license any Company Intellectual Property or (ii) alleges that the conduct of the business of the Company and its Subsidiaries infringes the Intellectual Property of any third party, in each case, that would reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.19           REAL PROPERTY.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company or one of its Subsidiaries has good title to all the properties and assets reflected in the Balance Sheet as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company and its Subsidiaries, taken as a whole (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all Liens other than Permitted Liens.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company: (i) each lease or license pursuant to which the Company and its Subsidiaries leases or licenses any real property (the “Leases”) is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect; (ii) there is no breach or default under any Lease by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto; (iii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Lease by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto; and (iv) the Company or one of its Subsidiaries that is either the tenant or licensee named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease and is in possession of the properties purported to be leased or licensed thereunder.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or as disclosed in Section 4.19 of the Disclosure Letter:  (i) the Company or one of its Subsidiaries has good and marketable fee simple title to the real property owned by it (the “Owned Real Property”) and to all of the buildings, structures and other improvements thereon free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except for Permitted Liens; (ii) there are no outstanding agreements, options, rights of first offer or rights of first refusal on the part of any party to purchase any Owned Real Property; (iii) there are no physical defects or adverse conditions at any of the Owned Real Property and (iv) there is not pending or, to the Knowledge of the Company, threatened any condemnation proceedings related to any of the Owned Real Property or real property subject to any Lease.

Section 4.20           INSURANCE.  Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers (the “Insurance Policies”) against all material risks of a character and in such amounts as the Company has determined in good faith are reasonable. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) each of the Insurance Policies is in full force and effect and was in full force and effect during the periods of time such insurance policies were purported to be in effect, and all premiums due thereon have been paid in full; (ii) none of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement except as set forth in Section 4.20 of the Disclosure Letter; (iii) each of the Company and its Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party; (iv) to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would permit termination or modification under any Insurance Policy; and (v) no insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy and all material claims for which coverage is provided under the Insurance Policies have been filed in a timely fashion.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

Section 5.1             CORPORATE EXISTENCE AND POWER.  Parent is a company duly organized, validly existing and in good standing under the laws of the Grand Duchy of Luxembourg and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each of Parent and Merger Sub has the requisite power and authority required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder.

Section 5.2             CORPORATE AUTHORIZATION.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary Parent and Merger Sub corporate and stockholder action (other than the adoption of this Agreement by Parent, as sole stockholder of Merger Sub, which shall occur promptly after the execution and delivery of this Agreement).  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due and valid execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with its terms, except (i) as rights to indemnity hereunder may be limited by federal or state securities laws or the public policies embodied therein, (ii) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally, and (iii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3             GOVERNMENTAL AUTHORIZATION.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger by Parent and Merger Sub will require no action by, or by Parent or Merger Sub in respect of, or filing or notification by Parent or Merger Sub with, or Parent or Merger Sub receiving any consent, approval or any type of authorization (including any licenses and permits) from, any Governmental Authority other than (i) the filing of the Certificate of Merger; (ii) compliance with any applicable requirements of the HSR Act or any other applicable Other Antitrust Laws and any other Laws specified in Section 4.3 of the Disclosure Letter; (iii) compliance with any applicable requirements of the Exchange Act; (iv) compliance with any applicable requirements of the Securities Act; (v) compliance with any applicable foreign or state securities or Blue Sky laws; and (vi) such other items or filings, which if not taken or made, would not reasonably be expected to adversely affect in any material respect, or materially hinder or delay the consummation of Parent’s and Merger Sub’s ability to observe and perform their respective obligations hereunder.

Section 5.4             NON-CONTRAVENTION.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub; (ii) assuming compliance with the matters referenced in Section 5.3, contravene, conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) or require a consent under, result in the loss of a material benefit under or give others any right of termination, amendment, acceleration, payment or cancellation of, or result in the creation of a lien or other encumbrance on any property or under any contract, lease, license, permit, franchise or other instrument or obligation to which  Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their properties or assets is bound or affected, except in the case of (ii) and (iii) above, which would not materially hinder or delay the consummation of the Merger or each of Parent’s and Merger Sub’s ability to observe and perform its obligations hereunder.

Section 5.5             DISCLOSURE DOCUMENTS.  None of the information supplied or to be supplied by Parent or Merger Sub in writing specifically for inclusion in the Company Proxy Statement will, (a) at the date it is first mailed to stockholders of the Company (in the case of the Company Proxy Statement), or (b) at the time of the Company Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement.  Parent and Merger Sub will take all reasonable best efforts to supply information necessary for the Proxy Statement as promptly as practicable.

Section 5.6             FINDERS’ FEES.  Other than Citigroup Global Markets Limited and Morgan Stanley & Co. Limited, there is no investment banker, broker, finder or other intermediary who is entitled to any fee or commission from the Company in connection with the transactions contemplated by this Agreement based on any arrangements made by Parent or Merger Sub or any of their respective Affiliates.

Section 5.7             FINANCING

(a)           Parent has delivered to the Company complete and correct copies of (i) a fully executed commitment letter from Deutsche Bank AG, London Branch, and The Royal Bank of Scotland PLC (as the same may be amended and replaced in accordance with Section 6.4, collectively, the “Debt Commitment Letter”), pursuant to which such financial institution has committed, upon the terms and subject to the conditions set forth therein, to provide or cause to be provided debt financing in the amounts set forth therein in connection with the transactions contemplated by this Agreement and (ii) a fully executed commitment letter (the “Equity

Commitment Letter” and collectively with the Debt Commitment Letter, the “Commitment Letters”) from TDR Capital LLP pursuant to which such equity provider has committed, upon the terms and subject to the conditions set forth therein, to invest in the Guarantor the cash amounts set forth therein in connection with the transactions contemplated by this Agreement. There are no conditions precedent or other contingencies related to the funding of the full amount of the debt financing (including any “flex” provisions), other than as expressly set forth in the Debt Commitment Letter.  There are no conditions precedent or other contingencies related to the funding of the full amount of the equity financing other than the closing of the Merger.  The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Debt Commitment Letter, together with available cash of Parent as of the Effective Time, will be sufficient for Parent and the Surviving Corporation to pay the aggregate Merger Consideration and to pay all related fees and expenses, including payment of all amounts contemplated by Article II of this Agreement and any required refinancings or repayments of existing indebtedness.  As of the date of this Agreement, no event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under the Debt Commitment Letter.

(b)           As of the date of this Agreement, the Commitment Letters are in full force and effect; all commitment fees required to be paid thereunder on or prior to the Closing Date have been paid in full or will be duly paid in full when due; the Commitment Letters have not been amended or terminated, except as permitted by Section 6.4, and the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect; and there is no material breach existing thereunder.  As of the date of this Agreement, Parent and Merger Sub have no reason to believe that the financing contemplated by the Commitment Letters will not be consummated as contemplated therein, or that the debt financing will not be available to Parent on the Closing Date.

(c)           The “Ristretto Acquisition Documents” (as defined in the Debt Commitment Letters) have no conditions precedent or other contingencies related to the consummation of the transactions contemplated therein other than (i) the closing of the Merger and (ii) the funding of the debt financing contemplated by the Debt Commitment Letters.

Section 5.8             ABSENCE OF LITIGATION.  There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.  Neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

Section 5.9             VOTE/APPROVAL REQUIRED.  No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby.  The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

Section 5.10           NO OTHER INFORMATION.  Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article IV.  The representations and warranties set forth in Article IV are made solely by the Company, and no Representative of the Company shall have any responsibility or liability related thereto.

Section 5.11           SOLVENCY.  As of the Effective Time, and after giving effect to the transactions contemplated hereby and the Financing, Parent, and assuming, (i) the Company is solvent immediately prior to the Effective Time, (ii) satisfaction of the conditions set forth in Section 7.1 and Sections 7.2(a) and 7.2(b), and (iii) the accuracy in all material respects of the representations and warranties of the Company set forth in Article IV, the Surviving Corporation and the Surviving Corporation’s Subsidiaries, taken as a whole, will be Solvent.

Section 5.12           INTERIM OPERATIONS OF PARENT AND MERGER SUB; OWNERSHIP OF COMMON STOCK.

(a)           Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.  No shares of Common Stock are beneficially owned (as defined by Rule 13d-3 under the Exchange Act) by Parent, Merger Sub or any direct or indirect wholly-owned Subsidiary of Parent or Merger Sub.  Parent has no Subsidiaries other than Merger Sub and Merger Sub has no Subsidiaries.  Prior to the Board of Directors of the Company approving this Agreement, the Voting Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, none of Parent or Merger Sub, alone or together with any other person, was at any time, or became, an “interested stockholder” thereunder or has taken any action that would cause the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL to be applicable to this Agreement, the Voting Agreement, the Merger, or any transactions contemplated by this Agreement.

(b)           Except for the Voting Agreement, a correct and complete copy of which has been provided to the Company prior to the date of this Agreement, none of Parent or Merger Sub (or their respective Affiliates, partners or equityholders) has any agreement, arrangement or understanding concerning the transactions contemplated by this Agreement with any stockholder of the Company or with any director or officer of the Company, including any such agreement, arrangement or understanding that would in any way prevent, restrict or affect adversely the ability of any such officer, director or stockholder to entertain, negotiate or participate in any takeover proposal made prior to or following the Exclusivity Period Start Date.

Section 5.13           FINANCIAL CONDITION OF GUARANTOR .  Parent has heretofore made available to the Company the audited consolidated financial statements of the Guarantor and its subsidiaries as of September 30, 2006 and the unaudited consolidated financial statements of the Guarantor and its subsidiaries as of March 30, 2007, and they, along with any related notes and schedules, fairly present, in all material respects, the financial position of the Guarantor and its subsidiaries as of the dates thereof (except as otherwise disclosed in the notes thereto and, in the case of such unaudited financial statements, subject, where appropriate, to normal year-end adjustments).  Since September 30, 2006, there has not been any Material Adverse Effect on Guarantor.

ARTICLE VI
COVENANTS

Section 6.1             CONDUCT OF THE COMPANY AND SUBSIDIARIES.  Except for matters set forth in Section 6.1 of the Disclosure Letter or as otherwise expressly provided in this Agreement or by Law, without the prior written consent of Parent and Merger Sub (which shall not be unreasonably withheld, delayed or conditioned), from the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in the ordinary course consistent with past practice, and shall use its reasonable best efforts to (i) preserve intact its and its Subsidiaries’ present business organization and capital structure; (ii) maintain in effect all material Permits that are required for the Company or its Subsidiaries to carry on their respective businesses; (iii) keep available the services of present officers and key employees (as a group); and (iv) maintain the current relationships with its lenders, suppliers and other Persons with which the Company or its Subsidiaries have significant business relationships.  Without limiting the generality of the foregoing, and except for matters set forth in Section 6.1 of the Disclosure Letter or as expressly contemplated or permitted by this Agreement, without the prior written consent of Parent and Merger Sub (which shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit its Subsidiaries to:

(a)           enter into any new line of business or discontinue any line of business or propose or adopt any change in its organizational or governing documents;

(b)           merge or consolidate the Company or any of its Subsidiaries with any Person, except for mergers or consolidations solely involving such Subsidiaries;

(c)           issue, sell, transfer, grant or encumber any capital stock or other securities, other than in connection with the exercise of existing Company Options, issued as of the date hereof under the Company Award Plans in accordance with their present terms or existing rights under the ESPP;

(d)           acquire, lease or license any right or other asset from any other Person or sell, transfer or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business or otherwise in the aggregate that do not exceed $25,000,000);

(e)           (i) other than in connection with intercompany transactions, incur any third-party indebtedness for borrowed money or guarantee such indebtedness of another Person, except for borrowings under the Company’s and its Subsidiaries’ existing revolving lines of credit incurred in the ordinary course of business, repayable within 180 days without penalty; (ii) make any loans, advances or capital contributions to, or investments in, any other Person, except in the ordinary course of business consistent with past practice to wholly-owned Subsidiaries or as required by existing contracts set forth in Section 6.1(e) of the Disclosure

Letter; (iii) authorize capital expenditures in excess of $150 million (net of used equipment sale proceeds);

(f)            pledge or otherwise encumber shares of capital stock or other voting securities of the Company or any of its Subsidiaries;

(g)           mortgage or pledge any of its material assets, tangible or intangible, or create any material Lien thereupon (other than Permitted Liens);

(h)           except as contemplated by Section 6.5, enter into, amend, terminate, assign, relinquish, release or waive any material right under any Contract, other than in the ordinary course of business that is or would be a Material Contract;

(i)            (i) split, combine or reclassify any Company Securities or amend the terms of any Company Securities, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Company Securities other than a dividend or distribution by a wholly owned Subsidiary of the Company to its parent corporation in the ordinary course of business, or (iii) issue or offer to issue any Company Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any Company Securities, other than in connection with (x) the exercise of Company Options and the rights under the ESPP in each case outstanding on the date hereof in accordance with their original terms or as set forth on Section 6.1(i)(iii) of the Disclosure Letter, or (y) the withholding of Company Securities to satisfy tax obligations with respect to Company Options or Company Restricted Shares or the ESPP;

(j)            except (x) as required pursuant to existing written agreements or Employee Plans in effect on the date hereof, in each case, that are set forth in Section 4.12(a) of the Disclosure Letter, (y) as specifically permitted by the terms of this Agreement or (z) as otherwise required by Law, (i) enter into any Material Employment Agreement, (ii) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation or employee benefit plan in a manner that in the aggregate materially increases the cost to the Company, (iii)  materially increase in any manner the compensation or fringe benefits of any director or officer, or, other than in the ordinary course consistent with past practice, any other class of employee or (iv) enter into or amend or modify any change of control, severance, consulting, retention or employment agreement with any officer;

(k)           (i) make, change or rescind any express or deemed material election relating to Taxes (other than in the ordinary course of business, or as required by applicable Law), (ii) take any position or adopt any tax accounting method that is inconsistent with methods used in preparing or filing Tax Returns for similar Taxes in prior periods, other than with respect to such items that, in the aggregate, are not material or such actions that are required by Law, (iii) settle or compromise any Tax liability for an amount in excess of the amount currently reserved in the books and records of the Company for such Tax liability, (iv) enter into any closing or other agreement with respect to any Tax liability with any Tax authority for an amount in excess of the amount currently reserved in the books and records of the Company for such Tax liability, (v) file any amended Tax Return (except as required by applicable Law), (vi) file or cause to be filed a claim for refund of Taxes previously paid (except as required by applicable Law), (vii)  agree to an extension of a statute of limitations with respect to the assessment or determination of Taxes or (viii) grant any power of attorney with respect to any material Taxes, except, in each case, in the ordinary course of business consistent with past practice;

(l)            make any material change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law (including, without limitation, Regulation S-X of the Exchange Act);

(m)          adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(n)           settle, pay or discharge, any litigation, investigation, arbitration, proceeding or other claim, liability or obligation except in the ordinary course for an amount less than $5,000,000 excluding any amounts which may be paid under existing Insurance Policies or, if greater, the total incurred cash reserve amount for such matter, as of the date of this Agreement, maintained by the Company;

(o)           enter into, renew or extend any agreements or arrangements that materially limit or materially restrict the Company or any of its Affiliates or any successor thereto from engaging or competing in any line of business in any geographic area; or

(p)           authorize, agree or commit to do any of the foregoing.

Section 6.2             STOCKHOLDER MEETING; PROXY MATERIALS AND OTHER SEC FILINGS.

(a)           The Company shall duly call and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of obtaining the adoption of this Agreement and the approval of the Merger by the Company stockholders in accordance with applicable Law as promptly as reasonably practicable after the SEC clears (whether orally or in writing) the Company Proxy Statement.  This Agreement shall be submitted for adoption to the stockholders of the Company at the Company Stockholder Meeting.  In connection with the Company Stockholder Meeting, the Company will (i) as promptly as reasonably practicable following the date of this Agreement prepare and file with the SEC the Company Proxy Statement relating to the Merger and the other transactions contemplated hereby, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will provide copies of such comments to Parent and Merger Sub promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as reasonably practicable, the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Stockholder Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders (in the case of the Company Proxy Statement) any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Stockholder Meeting, and (vi) otherwise comply with all requirements of Law applicable to the Company Stockholder Meeting and the Merger.  Parent and Merger Sub shall reasonably cooperate with the Company in connection with the preparation and filing of the Company Proxy Statement, including furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement under the Exchange Act.  The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC, and with a copy of all such filings made with the SEC.

(b)           Subject to Section 6.5, the Company Proxy Statement will contain the recommendation of the Board of Directors of the Company that the stockholders of the Company adopt this Agreement (the “Recommendation”) and the Company shall use its reasonable best efforts to solicit the adoption of this Agreement and the approval of the Merger by the Company stockholders.  Notwithstanding the foregoing, unless this Agreement is validly terminated in accordance with its terms pursuant to Article VIII, the Company shall submit this Agreement to its stockholders at the Company Stockholder Meeting even if the Board of Directors of the Company shall have withdrawn, modified or qualified its recommendation or proposed or announced any intention to do so in any manner adverse to Parent or Merger Sub.

(c)           Until the Effective Time, the Company will timely file with the SEC each of the Company SEC Reports.  As of their respective filing dates, none of the Company SEC Reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports shall be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and in compliance with the Regulation S-X promulgated by the SEC and shall fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations, cash flows and changes in financial position for the periods then ended.

(d)           If at any time prior to the Effective Time, any information should be discovered by any party to this Agreement that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement, as the case may be, would not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the appropriate party with the SEC and disseminated by the Company to the stockholders of the Company.

Section 6.3             ACCESS TO INFORMATION.  From the date hereof until the Effective Time, subject to applicable Law, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and Merger Sub and their respective Representatives, during normal business hours and upon reasonable advance notice (i) such access to the offices, properties, Contracts, commitments, personnel, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as Parent or Merger Sub reasonably may request, provided that Parent and Merger Sub will not be permitted to conduct environmental sampling at any of the properties owned or leased by the Company or any of its Subsidiaries, and (ii) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws that is not available immediately upon filing via EDGAR.

Section 6.4             FINANCING.

(a)           Parent will use its reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to obtain the financing on the terms and conditions set forth in the Debt Commitment Letter (provided that Parent may, amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement, or otherwise so long as the terms are not materially less beneficial to Merger Sub, with respect to conditionality than those in the Debt Commitment Letter as in effect on the date of this Agreement as determined in the reasonable judgment of Parent, and do not adversely affect the ability of Parent or Merger Sub to timely consummate the transactions contemplated hereby on the terms provided for herein and provided further that a copy of any such amendment is promptly provided to the Company (the “Financing”).  As soon as practicable after the date hereof but in any event on or prior to the Closing, Parent will use its reasonable best efforts to negotiate and enter into definitive agreements with respect to the financing contemplated by the Debt Commitment Letter.  Parent will furnish correct and complete copies of such definitive agreements to the Company promptly upon their execution.

(b)           Parent shall keep the Company reasonably informed with respect to the status of the financing contemplated by the Commitment Letters and shall give the Company prompt notice of any material adverse change with respect to such financing.  Without limiting the foregoing, Parent agrees to notify the Company promptly if at any time prior to the Closing Date (i) a Commitment Letter shall expire or be terminated for any reason, (ii) any financing source that is a party to a Commitment Letter notifies Parent that such source no longer intends to provide financing to Parent on the terms set forth therein, or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the financing contemplated by the Commitment Letters.

(c)           If a Commitment Letter shall be terminated or unavailable to Parent for any reason, Parent shall use its reasonable best efforts to obtain, as soon as reasonably practicable and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for an amount of financing (when taken together with all other sources of financing) sufficient to consummate the transactions contemplated by this Agreement.

(d)           The Company agrees to use its reasonable best efforts to provide, and to cause its Subsidiaries to use reasonable best efforts to provide, Parent with such cooperation in connection with the arrangement of the financing contemplated by the Debt Commitment Letter as may reasonably be requested by Parent (provided, that such requested cooperation does not

(A) unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries, (B) cause any representation or warranty in this Agreement to be breached, (C) cause any condition to Closing set forth in Section 7.1 or 7.2 to fail to be satisfied or otherwise cause any breach of this Agreement or any material Contract to which the Company or any of its Subsidiaries is a party or (D) involve any binding commitment by the Company or any of its Subsidiaries which commitment is not conditioned on the Closing and does not terminate without liability to the Company and its Subsidiaries upon the termination of this Agreement), including using reasonable best efforts with respect to (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, bank information memoranda, business projections and similar documents required in connection with financing contemplated by the Debt Commitment Letter (provided, however, that any private placement memoranda or prospectuses in relation to high yield debt securities need not be issued by the Company or any of its Subsidiaries prior to the Effective Time (it being understood and agreed that this proviso shall not impair Parent’s or Merger Sub’s ability to issue any private placement memorandum or prospectus which contains information with respect to the Company and its Subsidiaries, prior to the Effective Time); and provided, further that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company and its Subsidiaries or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor), (iii) as promptly as practical, upon request, furnishing Parent and its debt financing sources with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including all financial statements, pro forma financial information, financial data, audit reports and other information  (it being understood that the Company shall have no obligation to provide audited financial statements other than those prepared in the ordinary course) (all such information in this clause (iii), the “Required Financial Information”), (iv) obtaining accountants’ comfort letters and consents to the use of accountants’ audit reports relating to the Company, legal opinions, appraisals, surveys, title insurance and other documentation and items relating to the financing contemplated by the Debt Commitment Letter as reasonably requested by Parent and, if requested by Parent or Merger Sub, to cooperate with and assist Parent or Merger Sub in obtaining such documentation and items, (v) providing monthly financial statements (substantially in the form of the executive management reports currently prepared by the Company and excluding footnotes) within 25 days of the end of each month prior the Closing Date, (vi) executing and delivering, as of the Effective Time, any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Company or any of its Subsidiaries with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the financing contemplated by the Debt Commitment Letter) and otherwise reasonably facilitating the pledging of collateral (including cooperation and the delivery of required notices in connection with the pay-off of existing indebtedness and the release of related Liens), (vii) taking commercially reasonable actions necessary to (X) permit the prospective lenders involved in the financing contemplated by the Debt Commitment Letter to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (Y) as of the Effective Time, establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (viii)

obtaining commercially reasonable waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which the Company or any of its Subsidiaries is a party and to arrange commercially reasonable discussions among Parent, Merger Sub and their financing sources with other parties to material leases, encumbrances and contracts, and (ix) taking all corporate actions necessary to permit the consummation of the financing contemplated by the Debt Commitment Letter and to permit the proceeds thereof, together with the cash at the Company and its Subsidiaries, to be made available to the Company on the Closing Date to consummate the Merger; provided, that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing, except for any such fee or liability effective only at or following the Effective Time.  Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with the cooperation required pursuant to this Section 6.4.  Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including reasonable fees for outside counsel, accountants and other outside consultants) suffered or incurred by them as a result of the activities or actions of Parent or Merger Sub in connection with the arrangement of the Financing and any information utilized in connection therewith (other than historical information relating to the Company or any of its Subsidiaries).  The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the financing contemplated by the Debt Commitment Letter; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks.

(e)           Subject to the foregoing and the other terms and conditions of this Agreement, Parent or Merger Sub may enter into agreements relating to the financing or the operation of Parent, Merger Sub or the Surviving Corporation, including adding other equity providers or operating partners.

(f)            The Company shall cooperate with and provide reasonable assistance to Parent prior to the Closing to replace any outstanding letter of credit maintained or provided by the Company or its Subsidiaries effective as of the Effective Time.

(g)           Assuming the satisfaction of the conditions set forth in Sections 7.1 and 7.2, Parent and Merger Sub shall at the Closing pay the aggregate Merger Consideration pursuant to the terms of Article II and all related fees and expenses including payment of all amounts contemplated by Article II and any required financings or repayments of existing indebtedness.

(h)           Upon the request of Parent or Merger Sub, the Company shall (a) use its reasonable best effort to obtain the consent of its lenders to permit it to provide the notice of redemption contemplated by the provisions of Section 3.03(b) of the Indenture dated as of September 29, 2005 (the “Indenture”) by and among Williams Scotsman, Inc., as Issuer, the Guarantors named therein, and The Bank of New York, as Trustee, providing for a redemption of the notes issued under such Indenture in connection with a Change of Control (as defined in the Indenture), and (b) issue such notice of redemption; provided that such notice shall provide that the consummation of such redemption shall be conditioned on the consummation of the Merger.

Section 6.5             SOLICITATION.

(a)           During the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EST) on the 30th day after the date of this Agreement (the “Exclusivity Period Start Date”), the Company and its Subsidiaries and their respective Representatives shall have the right (acting under the direction of the Board of Directors) to: (i) initiate, solicit and encourage, whether publicly or otherwise, Company Acquisition Proposals (as hereinafter defined), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (as hereinafter defined); provided that the Company shall promptly provide to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent and Merger Sub; and (ii) enter into and maintain or continue discussions or negotiations with respect to Company Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.  Within 24 hours following the Exclusivity Period Start Date, the Company shall notify Parent of (i) the number of Excluded Parties and the identity of each such Excluded Party and (ii) the material terms and conditions of each Excluded Party’s indication of interest or acquisition proposal and any documents and related correspondence provided in connection therewith (including any amendment and modifications to the foregoing) received from each Excluded Party.

(b)           Subject to Section 6.5(c), and except as may relate to an Excluded Party, from the Exclusivity Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall not direct, authorize or permit any of the Company’s Representatives, and shall be responsible for noncompliance with the following provisions by any of the foregoing, to, directly or indirectly,  (A) initiate, continue, solicit or encourage (including by way of providing information, it being understood that providing non-public information in the ordinary course of business will not, in and of itself, constitute encouragement hereunder) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto (other than to state only that they are not permitted to have discussions) or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations or (B) accept a Company Acquisition Proposal or enter into any agreement or agreement in principle (other than an Acceptable Confidentiality Agreement) providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder.  Notwithstanding the foregoing, the Company may continue to take any of the actions described in clause (A) above from and after the Exclusivity Period Start Date with respect to any Excluded Party.  Subject to Section 6.5(c) and except as may relate to an Excluded Party, on the Exclusivity Period Start Date the Company shall immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company or any Company’s Representatives with respect to any Company Acquisition Proposal.

(c)           Notwithstanding anything to the contrary contained in Section 6.5(b), and in addition to the rights of the Company pursuant to Section 6.5(a) if at any time prior to obtaining Company Stockholder Approval, (i) the Company has otherwise complied in all material respects with its obligations under this Section 6.5 and the Company has received a written Company Acquisition Proposal from a third party that the Board of Directors of the Company believes in good faith to be bona fide and (ii) the Board of Directors of the Company determines in good faith, after consultation with the Company’s independent financial advisors and outside legal counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (y) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided that the Company (A) will not, and will use its reasonable best efforts to cause the Company’s Representatives not to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement, (B) will promptly provide to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided or made available to Parent and Merger Sub and (C) in the event it receives such Company Acquisition Proposal, will promptly, and in any case within 24 hours after receipt thereof, notify Parent and Merger Sub of such Company Acquisition Proposal, including the material terms and conditions thereof and the identity of the party making such proposal or inquiry, and shall keep Parent and Merger Sub reasonably informed as to the status and any material developments concerning the same including providing copies of any such written inquiries, correspondence, and summaries of any material oral inquiries or discussions.  Notwithstanding anything to the contrary contained in Section 6.5(b) or this Section 6.5(c), but subject to the proviso to the immediately preceding sentence, after the Exclusivity Period Start Date and prior to obtaining the Requisite Stockholder Vote, the Company shall in any event be permitted to take the actions described in clauses (x) and (y) above with respect to any Excluded Party.  Nothing contained in this Section 6.5(c) shall prohibit the Company or the Board of Directors of the Company (x) from taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (y) from making any other disclosure required by applicable Law; provided, however, that with respect to clause (x) any such disclosure that is not a recommendation of rejection of such offer or a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act shall be deemed to be an Adverse Recommendation Change.

(d)           Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (i) (A) withdraw (or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify in a manner adverse to Parent or Merger Sub), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, or the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any alternative Company Acquisition Proposal, including any Permitted Alternative Agreement (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement and, to the extent a Company Acquisition Proposal involves the issuance of securities to stockholders of the Company, other than an appropriate confidentiality agreement that allows the Company to receive and review confidential information with respect to a proposed issuer of any such securities) (a “Company Acquisition Agreement”); provided that the Company shall not be prohibited from terminating this Agreement and entering into a Permitted Alternative Agreement in accordance with Section 8.1(e).  Notwithstanding anything herein to the contrary, at any time prior to obtaining Company Stockholder Approval, the Board of Directors of the Company may make an Adverse Recommendation Change if such Board of Directors determines in good faith (after consultation with its outside legal counsel) that failure to take such action would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable Law; provided that the Board of Directors notifies Parent in writing of its intention to make such Adverse Recommendation Change at least three days prior to doing so.

(e)           From and after the date hereof, the Company shall provide notice promptly to Parent and Merger Sub of any resolution to take any actions described in this Section 6.5 or to terminate this Agreement pursuant to Section 8.1(e).

(f)            As used in this Agreement, the term:

(i)            “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement may include provisions that are less favorable to the Company than those contained in the Confidentiality Agreement so long as the Company offers to amend and immediately so amends if requested by Parent, the Confidentiality Agreement, concurrently with execution of such Acceptable Confidentiality Agreement, to include substantially similar provisions for the benefit of Parent;

(ii)           “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent, Merger Sub or their respective Affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of the outstanding Company Securities, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the outstanding Company Securities, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole); provided that, for the purpose of clause (Y) in Section 8.2, the reference to “15% or more” in the definition of “Company Acquisition Proposal” shall be changed to “50% or more”;

(iii)          “Superior Proposal” means a Company Acquisition Proposal (but changing the references to “15% or more” in the definition of “Company Acquisition Proposal” to “50% or more”) which the Board of Directors of the Company in good faith determines after consultation with the Company’s financial advisors and outside legal counsel to be a transaction that is more favorable to the stockholders of the Company (in their capacities as stockholders) than the transactions contemplated hereby.

Section 6.6             RULE 16B-3.  Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.7             DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE.

(a)           Directors’ and Officers’ Indemnification and Insurance.  (a) Without limiting any additional rights that any employee may have under any indemnification agreement, employment agreement or the Company Award Plans, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, to the full extent permitted by Law, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each, a “Proceeding”) to which an Indemnified Party is a party or with respect to which an Indemnified Party is otherwise involved (including as a witness), arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries on or before the Effective Time (including any Proceeding arising out of or pertaining to this Agreement and the transactions and actions contemplated hereby), whether such Proceeding is commenced, or any claim or matter therein is asserted or claimed, prior to, at or after the Effective Time.  In the event of any such Proceeding (x) each Indemnified Party will be entitled to advancement from Parent or the Surviving Corporation of fees, costs and expenses (including reasonable attorney’s fees and disbursements) incurred in connection with and prior to the final disposition of such Proceedings, such fees, costs and expenses (including reasonable attorney’s fees and disbursements) to be advanced within twenty business days of receipt by Parent from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by DGCL or the Company’s Certificate of Incorporation or By-Laws, to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (y) neither Parent nor Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Indemnified Party (which term for purposes of this clause (y) only shall include only those persons who are officers, directors or employees of the Company or any of its Subsidiaries as of the date of this Agreement) hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (z) the Surviving Corporation shall cooperate in the defense of any such matter.

(b)           The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers not less advantageous in any material respect than those set forth in Exhibit A and Exhibit B hereto, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals in any material respect.

(c)           Parent shall maintain, or shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies with coverage containing terms and conditions which are not less advantageous in any material respect to any beneficiary thereof) with respect to matters existing or occurring at or prior to the Effective Time and from insurance carriers with substantially comparable credit ratings; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.  At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing benefits which are not less advantageous in any material respect than those of the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

(d)           Notwithstanding anything herein to the contrary, if an Indemnified Party is a party to or is otherwise involved (including as a witness) in any Proceeding (whether arising before, at or after the Effective Time) on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.7 shall continue in effect until the final disposition of such Proceeding.

(e)           From and after the Effective Time, this covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.  The rights to indemnification and advancement and the other rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(f)            In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving

Corporation or Parent, as the case may be, shall succeed to the obligations set forth in Section 6.6 and this Section 6.7.

Section 6.8             REASONABLE BEST EFFORTS.  Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, including filing as promptly as practicable, all documentation to effect all necessary consents, waivers, approvals, authorizations, Permits or orders from all Governmental Authorities or other Persons and to preserve the benefit of the Merger for Parent relating to the Subsidiaries located in Spain in the event that anti-trust approval of the Merger has not been obtained in Spain prior to the Effective Time.  In addition, Parent shall use its reasonable best efforts to consummate the financings contemplated by the Equity Commitment Letter and the Debt Commitment Letter.  Each party shall also refrain from taking, directly or indirectly, any action that would be reasonably likely to result in a failure of any of the conditions to the Merger in this Agreement being satisfied or restrict such party’s ability to consummate the Merger and the other transactions contemplated hereby.  If any takeover, anti-takeover, moratorium, “fair price,” “control share” or other similar Law is or becomes applicable to the Merger, the parties shall use their respective reasonable best efforts, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

Section 6.9             CERTAIN FILINGS.

(a)           The parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from any parties to any Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in seeking and obtaining any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement; provided, however, that the conditions to the parties’ respective obligations to consummate the transactions contemplated hereby shall be limited to those conditions specified in Article VII.  The parties shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and each of their respective Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement.  Each of the Company and Parent shall promptly notify and provide a copy to the other party of any substantive written communication received from any Governmental Authority with respect to any filing or submission or with respect to the Merger and the other transactions contemplated by this Agreement.  Each of the Company and Parent shall give the other reasonable prior notice of any substantive communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such filing or any such transaction.  Neither the Company nor Parent shall, nor shall they permit their respective representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any such filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and without giving, unless prohibited by such Governmental Authority, the opportunity of the other party to attend or participate.  The parties to this Agreement will consult and cooperate with one another in connection with any analyses, appearance, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or related to the HSR Act or Other Antitrust Laws.

(b)           The Company, subject to Parent’s prior review, shall use its reasonable best efforts to take or cause to be taken (A) assuming Parent timely supplies the information required from it and provides reasonable cooperation to the Company, all actions necessary, proper or advisable with respect to the prompt preparation and filing with the SEC of the Company Proxy Statement, (B) such actions as may be required to have the Company Proxy Statement and any related materials cleared by the SEC as promptly as reasonably practicable, and (C) such actions as may be required to be taken under the Exchange Act and state securities or applicable Blue Sky Laws in connection with the Merger.  In addition, the parties shall use their respective reasonable best efforts to prepare and file as promptly as reasonably practicable all necessary documentation, effect all necessary applications, notices, petitions and filings, and use all reasonable best efforts to obtain all material Permits from any Governmental Authorities necessary to consummate the Merger (including, without limitation, any filing under the HSR Act or any applicable Other Antitrust Law), including (1) responding as promptly as practicable to any inquiries from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation; and (2) complying with the requirements of, and responding as promptly as reasonably practicable to all inquiries and requests received from any Governmental Authority in connection with, the HSR Act or Other Antitrust Laws related to the Merger or the other transactions contemplated by this Agreement.

Section 6.10           PUBLIC ANNOUNCEMENTS.  So long as this Agreement is in effect, the parties will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement as may be required by applicable Law or any listing agreement with any national securities exchange or quotation system, will not issue any such press release or make any such public statement without the consent of the other parties (such consent not to be unreasonably delayed, conditioned or withheld).  The parties agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of the parties.

Section 6.11           FURTHER ASSURANCES.  At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company.

Section 6.12           NOTICES OF CERTAIN EVENTS.  Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall use reasonable best efforts to promptly notify the other party of:

(a)           the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect as of the Closing;

(b)           any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy, or the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would reasonably be expected to cause the failure by such party to comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it hereunder;

(c)           the receipt by such party of any notice or other communication from any Person alleging that the consent of such Person, which consent is or could reasonably be expected to be material to such Person or the operation of their businesses, is or may be required in connection with the transactions contemplated by this Agreement;

(d)           the receipt by such party of any material notice or other material communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(e)           its learning of any actions, suits, claims, investigations or proceedings commenced against, or affecting such party that, if they were pending on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated by this Agreement.

Section 6.13           DISPOSITION OF LITIGATION.  The Company will keep Parent and Merger Sub reasonably apprised of all important developments relating to, and consult with Parent and Merger Sub with respect to, any action by any third party to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement and, subject to Section 6.5, will use reasonable best efforts to resist any such effort to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement.  Parent and Merger Sub may participate in (but not control) the defense or settlement of any stockholder litigation against the Company and its Directors relating to the transactions contemplated by this Agreement at Parent and Merger Sub’s sole cost and expense (subject to Section 8.2); provided, however, that no such settlement shall be agreed to without the prior written consent of Parent (such consent not to be unreasonably withheld).  In addition, subject to Section 6.5, the Company will cooperate with Parent and Merger Sub to resist any such effort to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement.

Section 6.14           EMPLOYEE MATTERS.

(a)           For all purposes under the employee benefit plans of Parent and its Subsidiaries providing benefits to each current and former employee of the Company and its

Subsidiaries (“Company Employees”) after the Effective Time (the “New Plans”), except as would result in a duplication of benefits and benefit accrual under a defined benefit plan, each Company Employee shall be credited with all years of service for which such Company Employee was credited before the Effective Time under any similar Employee Plans:  In addition, except as restricted by the insurance carriers for the New Plans (and Parent shall use its reasonable best efforts to waive any such restrictions): (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Employee Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, disability, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(b)           No Representative of the Company shall make any communication to employees of the Company regarding any compensation or benefits that will be provided to employees of the Company following the Effective Time as a result of the completion of the Merger or in connection with the integration of the Company and Parent following the Effective Time, without the advance written approval of Parent (not to be unreasonably withheld).

(c)           Notwithstanding anything to contrary contained herein, Parent and its Subsidiaries (including the Surviving Corporation) shall provide severance compensation and benefits to Company Employees whose employment is involuntarily terminated without cause during the one year period following the Effective Time in amounts that are no less than those that would be payable under the Employee Plans in effect prior to the date hereof.

(d)           Notwithstanding anything to the contrary in this Section 6.14, the parties expressly acknowledge and agree that (i) this Agreement is not intended to create a contract between Parent or the Company or any of the Company’s Subsidiaries, on the one hand, and any employee of the Company or any of the Company’s Subsidiaries, on the other hand, and no employee of the Company or any of the Company’s Subsidiaries may rely on this Agreement as the basis for any breach of contract claim against Parent or the Company or any of the Company’s Subsidiaries, (ii) nothing in this Agreement shall be deemed or construed to require Parent or the Company or any of the Company’s Subsidiaries to continue to employ any particular employee of the Company or any of the Company’s Subsidiaries for any period after the Closing, (iii) nothing in this Agreement shall be deemed or construed to limit Parent’s right to terminate the employment of any employee of the Company or the Company’s Subsidiaries during any period after Closing, and (iv) nothing in this Agreement shall modify or amend any Employee Plan or other agreement, plan, program, or document unless this agreement explicitly states that the provision “amends” such Employee Plan or other agreement, plan, program, or document.

Section 6.15           CONFIDENTIALITY AGREEMENT.  The parties acknowledge that the Company, and TDR Capital LLP entered into the Confidentiality Agreement, which agreement shall be deemed incorporated herein as if it were set forth in its entirety, and the Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of (a) the Effective Time or (b) the expiration of the Confidentiality Agreement according to its terms.

Section 6.16           CONTROL OF OPERATIONS.  Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.17           RESIGNATIONS.  The Company shall use reasonable best efforts to obtain and deliver to Parent at the Closing, evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of all directors of the Company and each of its Subsidiaries (except those designated by Parent prior to the Closing).

ARTICLE VII
CONDITIONS TO THE MERGER

Section 7.1             CONDITIONS TO THE OBLIGATIONS OF EACH PARTY.  The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           This Agreement shall have been approved by the Requisite Stockholder Vote;

(b)           All waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or otherwise been terminated.

(c)           No Law or other legal restraint or prohibition (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced which prohibits, restrains or enjoins the consummation of the Merger and/or the other transactions contemplated by this Agreement.

Section 7.2             CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) at or prior to the Effective Time of the following further conditions:

(a)           the Company shall have performed in all material respects all of its obligations hereunder required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time;

(b)           the representations and warranties (i) set forth in Sections 4.2, 4.5(a) and the first two sentences of 4.5(b) shall be true and correct in all respects (except for inaccuracies that are de minimis in the aggregate) as of the date of this Agreement and as of the Effective Time as if made at and as of such time and (ii) set forth in Article IV, other than those described in clause (i) above, shall be true and correct as of the date of this Agreement and as of the date of the Effective Time as if made at and as of such time (without giving effect to any materiality qualifications set forth therein) except in the case of clause (ii) where the failure to be so true and correct, individually or in the aggregate, does not or would not reasonably be expected to constitute a Material Adverse Effect on the Company, provided that representations made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only;

(c)           Parent and Merger Sub shall have received a certificate signed by a senior officer of the Company attesting to Section 7.2(a) and (b) above; and

(d)           the aggregate number of shares of Common Stock at the Effective Time, the holders of which have demanded appraisal of their shares from the Company in accordance with the provisions of Section 262 of the DGCL, shall not equal 10% or more of the Common Stock outstanding as of the record date for the Stockholder Meeting.

Section 7.3             CONDITIONS TO THE OBLIGATIONS OF THE COMPANY.  The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company) at or prior to the Effective Time of the following further conditions:

(a)           Parent and Merger Sub shall have performed in all material respects all of their respective obligations, and complied in all material respects with the agreements and covenants required to be performed by or complied with by them under this Agreement at or prior to the Effective Time;

(b)           the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of such time (without giving effect to any materiality qualifications set forth therein), except where the failure to be so true and correct, individually or in the aggregate, does not have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger or carry out its other obligations hereunder, provided that representations made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only; and

(c)           the Company shall have received a certificate signed by a senior officer of Parent and Merger Sub attesting to Section 7.3(a) and (b) above.

Section 7.4             FRUSTRATION OF CLOSING CONDITIONS.  Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement or failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 6.8.

ARTICLE VIII
TERMINATION

Section 8.1             TERMINATION.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the adoption of this Agreement by the stockholders of the Company):

(a)           by mutual written consent of the Company, on the one hand, and Parent and Merger Sub, on the other hand;

(b)           by either the Company, on the one hand, and Parent and Merger Sub, on the other hand, if:

(i)            the Merger has not been consummated by the Outside Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(i) if the failure to consummate the Merger by the Outside Date is attributable to or caused by the actions of such party (including in the case of Parent, Merger Sub) or the failure on the part of such party (including in the case of Parent, Merger Sub) to perform any covenant or obligation in this Agreement that is required to be performed by such party (including in the case of Parent, Merger Sub) at or prior to the Effective Time; and provided further that the Company may not terminate this Agreement pursuant to this Section 8.1(b)(i) during the Marketing Period.

(ii)           any court of competent jurisdiction located or having jurisdiction within the United States shall have issued a final and nonappealable order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party who has not used reasonable best efforts to oppose such order, decree or ruling; or

(iii)          at the Company Stockholder Meeting or any adjournment thereof at which this Agreement has been voted upon, the Company stockholders fail to adopt this Agreement by the Requisite Stockholder Vote; provided that the right to terminate under this Section 8.1(b)(iii) shall not be available to the Company if the Company is in material breach of its obligations under Sections 6.2 or 6.5;

(c)           by the Company, if a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 7.3(a) or (b) not to be satisfied, and such breach is incapable of being cured by the Outside Date; provided, however, that the Company is not then in material breach of any of its covenants or agreements contained in this Agreement so as to cause any of the conditions set forth in Sections 7.1, 7.2(a) or 7.2(b) not to be satisfied;

(d)           by Parent, if:

(i)            a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 7.2(a) or (b) not to be satisfied, and such breach is incapable of being cured by the Outside Date; provided, however, that neither Parent nor Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement so as to cause any of the conditions set forth in Sections 7.1, 7.3(a) or 7.3(b) not to be satisfied; or

(ii)           a Triggering Event shall have occurred at any time prior to the adoption of this Agreement by the Required Stockholder Vote;

(e)           by the Company, at any time prior to obtaining the Requisite Stockholder Vote, upon the Board of Directors of the Company resolving to enter into, subject to the terms of this Agreement, including Section 6.5, a definitive agreement containing a Company Acquisition Proposal; provided that (i) the Board of Directors of the Company shall not so resolve unless (A) the Company shall have complied in all material respects with its obligations under Section 6.5, (B) the Board of Directors of the Company shall have determined in good faith (after consultation with the Company’s independent financial advisors and outside legal counsel) that such Company Acquisition Proposal constitutes a Superior Proposal and (after consultation with the Company’s outside legal counsel) the failure to take such action would reasonably be expected to result in a breach by the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable Law, (C) the Company shall have first provided Parent with three days’ prior notice that the Board of Directors of the Company is prepared to effect such resolution, which notice shall specify the reasons therefor and include all material terms and conditions of such Company Acquisition Proposal (and shall contemporaneously provide a copy to Parent of the relevant proposed transaction agreement and other material documents with the party making such Company Acquisition Proposal and disclose to Parent in writing the identity of the Person making such Company Acquisition Proposal) and (D) for the three days following delivery of the notice described in clause (C), the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith regarding adjustments to this Agreement that may be proposed by Parent (provided, however, that in the event of any material amendment to the terms (including any change in the pricing terms) of such Company Acquisition Proposal, then the Company must deliver a new notice and recommence the three-day negotiation period prior to effecting such resolution); (ii) immediately following the Board of Directors of the Company so resolving, the Company shall have so notified Parent and provided the final terms and conditions of such Company Acquisition Proposal; and (iii) the Company shall have the right to enter into such a definitive agreement (a “Permitted Alternative Agreement”) so long as (A) the effectiveness of such agreement is conditioned upon the termination of this Agreement pursuant to this Section 8.1(e) and compliance with Section 8.2 and (C) immediately following the execution of such agreement, a copy of such agreement and all related agreements, exhibits, schedules and other documents are delivered to Parent and Merger Sub.

The party desiring to terminate this Agreement pursuant to Sections 8.1(b) through (f) shall give written notice of such termination to the other party in accordance with Section 9.1 of this Agreement; provided, however, that no termination by the Company shall be effective unless and until the Company shall have paid the Pre-Exclusivity Termination Fee or the Termination Fee, as the case may be, and any other amounts then required to be paid by the Company pursuant to Section 8.2.

Section 8.2             TERMINATION FEES.  Notwithstanding any other provision of this Agreement, (i) if, prior to the Exclusivity Period Start Date, this Agreement is terminated pursuant to Section 8.1(e) and the Company has entered into a definitive agreement with respect to a Superior Proposal prior to the Exclusivity Period Start Date, then the Company shall pay to Parent and Merger Sub or their designee(s), collectively, at or prior to such termination, a break-up fee of $25,000,000 (the “Pre-Exclusivity Termination Fee”) plus all of Parent’s and Merger Sub’s actual and reasonably documented out-of-pocket expenses and fees (including reasonable attorneys’ fees) incurred by Parent, Merger Sub and their respective Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “Parent Expenses”), which amount shall not be greater than $7,500,000 and (ii) if this Agreement is terminated pursuant to Section 8.1(d)(ii) or Section 8.1(e) (other than as set forth in the preceding clause (i)) then the Company shall pay to Parent and Merger Sub or their designee(s), collectively, at or prior to such termination, a break-up fee of $40,000,000 (the “Termination Fee”) plus Parent Expenses, which amount shall not be greater than $10,000,000.  In addition, if this Agreement is terminated pursuant to Section 8.1(b)(iii) or Section 8.1(d)(i), then the Company shall pay to Parent and Merger Sub or their designee(s), the Parent Expenses, which amount shall not be greater than $10,000,000, immediately following such termination.  Notwithstanding the foregoing, (X) if this Agreement is terminated pursuant to Section 8.1(b)(i), Section 8.1(b)(iii) or Section 8.1(d)(i), (Y) at the time of such termination a Company Acquisition Proposal has been made public and not withdrawn, and (Z) within 12 months after such termination, either (A) a Company Acquisition Proposal is consummated or (B) the Company enters into a definitive agreement in respect of such a transaction, then the Company shall pay to Parent and Merger Sub, collectively, the Termination Fee plus Parent Expenses, which amount shall not be greater than $10,000,000, to the extent not previously paid to Parent and Merger Sub upon the date of the occurrence of the earliest event described in clauses (A) and (B).  Any payment of Parent Expenses shall be made by the Company within two Business Days after the date on which Parent provides the Company appropriate documentation of such fees and expenses.  The parties hereto acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Company, Parent and Merger Sub would not have entered into this Agreement and that any amounts payable pursuant to this Section 8.2 do not constitute a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent and Merger Sub for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.  The parties further agree that in the event any payment, as the case may be, of (a) the Pre-Exclusivity Termination Fee plus the Parent Expenses as contemplated in clause (i) above or (b) the Termination Fee plus the Parent Expenses as contemplated in clause (ii) above, is made by the Company to Parent and Merger Sub pursuant to this Section 8.2, such payments shall be the exclusive remedy available to Parent and Merger Sub and, upon payment of such amounts by the Company, the Company shall have no further liability to Parent or Merger Sub hereunder.

Section 8.3             EFFECT OF TERMINATION.  If this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except (i) Sections 8.2 and 8.3, and Article IX will survive the termination hereof and (ii) with respect to any liabilities for damages incurred or suffered by a party as a result of (x) the breach by any other party of Section 6.4(g) or (y) the willful and material breach by any other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.1             NOTICES.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent, Merger Sub or the Guarantor, to:

Ristretto Group S.a.r.l.

20 rue de la Poste

L-2346 Luxembourg

Attention:  Chief Financial Officer

Fax:  00-352-47-2473

and

Ristretto Holdings SCA

c/o Elliot Group Limited

One Stanhope Gate

London

Attention:  Stephen Robertson

Fax:  00-44-207-399-4242

with copies (which shall not constitute notice) to:

Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York  10022
Attention:  William F. Schwitter
Fax:  (212) 230-7834
Attention:  Luke P. Iovine, III
Fax:  (212) 230-7649

if to the Company, to:

Williams Scotsman International, Inc.

8211 Town Center Drive

Baltimore, Maryland 21236

Attention:  General Counsel

Fax:  (410) 931-6117

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:  Mark A. Underberg

Fax:  (212) 492-0368

or such other address or facsimile number as such party may hereafter specify for by notice to the other parties hereto.  Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 9.1.

Section 9.2             SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  None of the representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto, including any rights arising out of any breach of such representations, warranties, covenants and agreements shall survive the Effective Time except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this Article IX.

Section 9.3             AMENDMENTS; NO WAIVERS.

(a)           Any provision of this Agreement may be amended or waived at any time prior to the Effective Time, whether before or after Company stockholder approval hereof, only by amendment or waiver in writing and signed, (i) in the case of an amendment to this Agreement, by the Company, Parent and Merger Sub, or (ii) in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the approval of this Agreement by the stockholders of the Company, any proposed amendment that requires the further approval of stockholders of the Company under applicable Law shall not be effective without such further stockholder approval.

(b)           At any time prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may but will have no obligation to, with respect to the other parties hereto, (i) extend the time for the performance of any of the obligations or other acts of such party, (ii) waive any inaccuracies in the representations and warranties of such party contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein.

(c)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as expressly set forth in Section 8.2, the rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies herein provided or available at Law or in equity.

Section 9.4             EXPENSES.  Except as otherwise expressly provided in Sections 6.13 and 8.2, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, that Parent shall pay all expenses incurred in connection with the filings required under the HSR Act (including the HSR filing fee).

Section 9.5             SUCCESSORS AND ASSIGNS.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.  Any purported assignment in violation of these provisions shall be null and void.

Section 9.6             GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts or choice of Law principles, thereof that would require the application of the laws of any other jurisdiction.

Section 9.7             COUNTERPARTS; EFFECTIVENESS; THIRD PARTY BENEFICIARIES.  This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon one and the same instrument.  This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto.  No provision of this Agreement is intended to or shall confer upon any Persons, other than the parties hereto, any rights or remedies hereunder or with respect hereto, except, subject to the occurrence of the Effective Time, with respect to the matters provided in Sections 2.3,  2.4 and 6.7.

Section 9.8             SEVERABILITY.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.9             SPECIFIC PERFORMANCE.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity.

Section 9.10           ENTIRE AGREEMENT.  This Agreement and the Confidentiality Agreement, constitutes the entire agreement of the parties hereto with respect to their subject matter and supersedes all oral or written prior or contemporaneous agreements and understandings among the parties with respect to such subject matter.

Section 9.11           JURISDICTION.

(a)           Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware, County of New Castle or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the United State District Court for the District of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum.  Each of the parties hereto unconditionally agrees that, to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process.  Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts and such service shall, to the fullest extent permitted by applicable Law, have the same legal force and effect as if served upon such party within the State of Delaware.

(b)           EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AMONG THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER,

(III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12           AUTHORSHIP.  The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Section 9.13           INTERPRETATION.  Any statute, regulation, or other law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such statue, regulation or other law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successors statutes.  References to a person also refer to its predecessors and assigns.

Section 9.14           GUARANTEE BY THE GUARANTOR.

(a)           The Guarantor hereby guarantees the performance in full by Parent and Merger Sub of all of Parent’s and Merger Sub’s obligations, covenants, warranties and representations hereunder (subject to the terms, conditions and limitations set forth herein) as fully as if made by the Guarantor; and the Company may enforce the Guarantor’s obligations without first (A) suing Parent or Merger Sub, (B) joining Parent or Merger Sub in any suit against the Guarantor, (C) enforcing any rights and remedies against Parent or Merger Sub or (D) otherwise pursuing or asserting any claims or rights against Parent or Merger Sub or any of their respective property, in the event of a breach of Parent’s or Merger Sub’s obligations, covenants or warranties and representations.  The Guarantor’s responsibility shall not be discharged, released, diminished, or impaired in whole or in part by (a) any setoff, counterclaim, defense, act or occurrence which the Guarantor may have against the Company or any of its Subsidiaries as a result or arising out of this or any other transaction, or (b) the amendment, modification, waiver or alteration of this Agreement, with or without the knowledge or consent of the Guarantor.  Each of the limitations, conditions and qualifications on and with respect to the obligations of the Parent and Merger Sub hereunder shall apply with equal force and effect to the obligations of the Guarantor in respect of this guarantee.

(b)           The Guarantor has all requisite power and authority to execute, deliver and perform its obligations hereunder, and the execution and delivery of this Agreement and the performance of its obligations hereunder has been duly and validly authorized by all requisite corporate action on the part of the Guarantor.  This Agreement has been duly and validly executed by the Guarantor and constitutes the valid and binding obligation of Guarantor enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, moratorium and similar laws of general applicability relating to or affecting creditors rights, and general principles of equity.  From the date hereof until the Effective Time, Guarantor shall not declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any contribution thereof) other than in connection with the transactions occurring substantially simultaneously with the Effective Time.  The provisions of this Article IX shall apply to the

Guarantor and the guarantee contained in this section 9.14; provided that any amendment of this section 9.14 may be effected only in a writing executed by Guarantor and the  Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WILLIAMS SCOTSMAN INTERNATIONAL, INC.

By:	/s/ Gerard E. Holthaus
	Name:	Gerard E. Holthaus
	Title:	President and Chief Executive Officer

RISTRETTO GROUP S.A.R.L.

By:	/s/ Manjit Dale
	Name:	Manjit Dale
	Title:	Authorized Signatory

RISTRETTO ACQUISITION CORP.

By:	/s/ Jonathan Rosen
	Name:	Jonathan Rosen
	Title:	Vice President

Solely for the purpose and to the extent set forth in Section 9.14:

RISTRETTO HOLDINGS SCA

By:	/s/ Manjit Dale
	Name:	Manjit Dale
	Title:	Authorized Signatory

EXHIBIT A

Certificate of Incorporation of the Surviving Corporation

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WILLIAMS SCOTSMAN INTERNATIONAL, INC.

The undersigned executive officer of Williams Scotsman International, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

First:                    The name of the corporation is Williams Scotsman International, Inc.  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on the 4th day of November, 1993 under the name of “Scotsman Holdings, Inc.”

Second:               This Second Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) has been duly adopted in accordance with Sections 228, 241 and 245 of the Delaware General Corporation Law (the “Act”).

Third:                  The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801.  The Registered Agent in charge thereof is Corporation Trust Company.

Fourth:              The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Act.

Fifth:                   The aggregate number of shares of all classes of stock which the Corporation is authorized to issue is 1,000 shares, designated as common stock, $0.01 par value per share (the “Common Stock”).

Sixth:                   The Corporation expressly elects not to be subject to the provisions of Section 203 of the Act.

Seventh:             The board of directors of the Corporation (the “Board of Directors”) is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

Eighth:                Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall otherwise provide.

Ninth:                  No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Act, or (iv) for any transaction from which the director derived an improper personal benefit.

Tenth:                 Indemnification

10.1  Right to Indemnification:  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (an “Other Entity”),  including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Notwithstanding the preceding sentence, except as otherwise provided in Section 10.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

10.2  Prepayment of Expenses:  The Corporation shall pay the expenses (including attorneys fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Section Tenth or otherwise.

10.3  Claims.  If a claim for indemnification or advancement of expenses under this Section Tenth is not paid in full within 30 days after a written claim therefore by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

10.4  Non-Exclusivity of Rights.  The rights conferred on any Covered Person by this Section Tenth shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

10.5  Other Sources.  The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

10.6  Amendment or Repeal.  Any repeal or modification of the foregoing provisions of this Section Tenth shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

10.7  Other Indemnification and Prepayment of Expenses.  This Section Tenth shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

IN WITNESS WHEREOF, I have hereunto set my hand this 18th day of July, 2007.

By:
Name:
Title: Executive Officer

EXHIBIT B

Bylaws of the Surviving Corporation

BYLAWS

OF

WILLIAMS SCOTSMAN INTERNATIONAL, INC.

(a Delaware Corporation)

ARTICLE I

STOCKHOLDERS

1.1          Meetings.

1.1.1       Place.  Meetings of the stockholders of Williams Scotsman International, Inc. (the “Company”) shall be held at such place as may be designated by the Board of Directors of the Company (the “Board of Directors”).

1.1.2       Annual Meeting.  An annual meeting of the stockholders for the election of the Board of Directors and for other business shall be held on such date and at such time as may be fixed by the Board of Directors.

1.1.3       Special Meetings.  Special meetings of the stockholders may be called at any time by the president, or the Board of Directors, or the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote at the meeting.

1.1.4       Quorum.  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter.

1.1.5       Voting Rights.  Except as otherwise provided herein, in the Certificate of Incorporation or as required by law, every stockholder shall have the right at every meeting of stockholders to one vote for every share standing in the name of such stockholder on the books of the Company which is entitled to vote at such meeting. Every stockholder may vote either in person or by proxy.

ARTICLE II

DIRECTORS

2.1          Number and Term.  The Board of Directors shall have authority to (i) determine the number of Directors to constitute the Board of Directors and (ii) fix the terms of office of the Directors.

2.2          Meetings.

2.2.1       Place.  Meetings of the Board of Directors shall be held at such place as may be designated by the Board of Directors or in the notice of the meeting.

2.2.2       Regular Meetings.  Regular meetings of the Board of Directors shall be held at such times as the Board of Directors may designate. Notice of regular meetings need not be given.

2.2.3       Special Meetings.  Special meetings of the Board of Directors may be called by the President of the Company or any member of the Board of Directors.  Notice of special meetings need not be given.

2.2.4       Quorum.  A majority of all the Directors in office shall constitute a quorum for the transaction of business at any meeting.

2.2.5       Voting.  Except as otherwise provided herein, in the Certificate of Incorporation or as required by law, the vote of a majority of the Directors present at any meeting at which a quorum is present shall constitute the act of the Board of Directors.

2.2.6       Committees.  The Board of Directors may, by resolution adopted by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more Directors and such alternate members (also members of the Board of Directors) as may be designated by the Board of Directors. Unless otherwise provided herein, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.  Except as otherwise provided herein, in the Certificate of Incorporation or as required by law, any such committee shall have and may exercise the powers of the full Board of Directors to the extent provided in the resolution of the Board of Directors directing such committee.

ARTICLE III

OFFICERS

3.1          Principal Officers.  The principal officers of the Company shall be a President, a Treasurer, a Secretary, and such other principal officers as shall be determined by the Board of Directors, all of whom shall be elected by the Board of Directors and who shall hold office until their successors are elected and qualify or until their earlier resignation or removal.  The initial officers shall be elected at the first meeting of the Board of Directors and, thereafter, at the annual meeting of the Board of Directors.  Any number of offices may be held by the same person.

3.2          Powers and Duties.  The officers of the Company shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

3.3          Remuneration.  The remuneration of all officers of the Company shall be fixed by the Board of Directors.

ARTICLE IV

INDEMNIFICATION

4.1          Right to Indemnification:  The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (an “Other Entity”),  including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Notwithstanding the preceding sentence, except as otherwise provided in Section 4.3, the Company shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

4.2          Prepayment of Expenses:  The Company shall pay the expenses (including attorneys fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article IV or otherwise.

4.3          Claims.  If a claim for indemnification or advancement of expenses under this Article IV is not paid in full within 30 days after a written claim therefore by the Covered Person has been received by the Company, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Company shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4.4          Non-Exclusivity of Rights.  The rights conferred on any Covered Person by this Article IV shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

4.5          Other Sources.  The Company’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

4.6          Amendment or Repeal.  Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

4.7          Other Indemnification and Prepayment of Expenses.  This Article IV shall not limit the right of the Company, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE V

TRANSFER OF SHARE CERTIFICATES

Transfers of share certificates and the shares represented thereby shall be made on the books of the Company only by the registered holder or by duly authorized attorney. Transfers shall be made only on surrender of the share certificate or certificates.

ARTICLE VI

AMENDMENTS

These Bylaws may be amended or repealed at any regular or special meeting of the Board of Directors by vote of a majority of all of the members of the Board of Directors in office or at any annual or special meeting of stockholders by vote of holders of a majority of the outstanding stock entitled to vote. Notice of any such annual or special meeting of stockholders shall set forth the proposed change or a summary thereof.

Date of Adoption: [   ], 2007